UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant ☑                         Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIVE NATION ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
The 2024 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Thursday, June 13, 2024, at 9:00 a.m. Pacific Daylight Time at 9348 Civic Center Drive, Beverly Hills, California 90210, for the following purposes:

1.	to elect the eleven director nominees identified in the accompanying proxy statement to hold office until the 2025 Annual Meeting of Stockholders;
2.	to adopt the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024;
3.	to hold an advisory vote on the company’s executive compensation;
4.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2024 fiscal year; and
5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 19, 2024 as the record date for the determination of stockholders entitled to notice of and to vote at the 2024 Annual Meeting of Stockholders and at any adjournment or postponement thereof.
Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 29, 2024

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 13, 2024:

Our Proxy Statement is attached. The Notice of Annual Meeting of Stockholders and Proxy Statement, 2023 Annual Report and Form 10-K may be accessed over the internet free of charge at www.proxydocs.com/LYV. We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials,” or Notice of Availability, to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the internet if possible and convenient for you. Instructions on how to access the proxy materials over the internet or to request a paper or email copy of our proxy materials can also be found in the notice you received.

Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

9348 Civic Center Drive
Beverly Hills, California 90210

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 13, 2024

The board of directors of Live Nation Entertainment, Inc., referred to herein sometimes as Live Nation, our, us, we, or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Thursday, June 13, 2024, at 9:00 a.m. Pacific Daylight Time at 9348 Civic Center Drive, Beverly Hills, California 90210, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 29, 2024.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice regarding the availability of proxy materials on the internet?

A:    Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the Notice of Availability. The Notice of Availability provides instructions on how to view our proxy materials over the internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission, or the SEC. We believe that following this procedure will reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about April 29, 2024 to all stockholders of record entitled to vote at the annual meeting.
2.    Q:    Purpose—What is the purpose of the Annual Meeting of Stockholders?
A:    At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:
•election of the eleven members of our board of directors, the director nominees being Maverick Carter, Ping Fu, Jeffrey T. Hinson, Chad Hollingsworth, James Iovine, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Richard A. Paul, Michael Rapino, and Latriece Watkins;
•adoption of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024;
•an advisory vote on the company’s executive compensation; and
•ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year.
3.    Q:    Board’s Recommendations—How does the board of directors recommend that I vote?
A:    The board of directors recommends that you vote your shares:
•FOR each of the director nominees named in this proxy statement;
•FOR the adoption of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024;
•FOR the advisory vote approving the company’s executive compensation; and
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•FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year.
If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.
4.    Q:     Vote Requirement—How many votes are required to approve each item?
A:    Election of directors (Proposal 1)—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote, called a “broker non-vote”) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
All eleven director nominees are currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our board of directors’ policy regarding majority voting, the board expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.
All other proposals (Proposals 2, 3, and 4 and any other items properly brought before the annual meeting)—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on these matters is required to approve each of the other proposals set forth in this proxy statement, and any other item properly brought before the annual meeting (except as explained below for amendments to our bylaws). For purposes of these votes, abstentions or not voting on a matter will be counted as present in person or represented by proxy and entitled to vote on the respective matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of these proposals, as they are not “entitled to vote.” Amendments to our bylaws require the affirmative vote of the holders of at least a majority of the total voting power of our common stock, or at least 80% of the total voting power for certain amendments. For the purpose of a vote on an amendment to our bylaws, not voting, abstentions and broker non-votes will all have the effect of a negative vote.
5.    Q:     Record Date—Which of my shares may I vote?
A:    All shares owned by you as of the close of business on April 19, 2024, referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.
6.    Q:    Quorum—What constitutes a quorum?
A:    Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.
At the close of business on the Record Date, we had 231,461,415 shares of common stock outstanding and entitled to vote.
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7.    Q:     Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?
A:    Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the internet or by telephone, as described below under the heading “Voting—How can I vote?”
Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote these shares. If you do not wish to vote in person, you may vote over the internet, by telephone, or by mail, as described below under the heading “Voting—How can I vote?”
8.    Q:     Voting—How can I vote?
A:    Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes, which are described below. We encourage you to vote by internet or by telephone in order to help save money by reducing postage and proxy tabulation costs.
•By Internet—Record holders may vote via the internet by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners may vote via the internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for internet voting availability.
•By Telephone—Record holders may vote via telephone by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.
•By Mail—Record holders who requested and received a paper copy of the proxy materials by mail may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.
•In Person—Record holders and beneficial owners may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.
9.    Q:     Broker Non-Votes—What is a broker non-vote?
A:    Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters.
If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.
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10.    Q:     Revocation of Proxy—May I change my vote after I return my proxy?
A:    Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.
Record holders may change their vote by:
•    a timely, valid, later-dated proxy;
•    a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or
•    attending the annual meeting and voting in person.
Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.
You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.
11.    Q:     Voting Results—Where can I find the voting results of the annual meeting?
A:    We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.
12.    Q:     Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of the Notice of Availability, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one Notice of Availability or proxy card. If you receive multiple sets of voting materials, please vote each Notice of Availability, proxy card and voting instruction card that you receive.
13.    Q:     Solicitation—Who will pay the costs of soliciting these proxies?
A:    Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, email or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.
14.    Q:    Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?
A:    Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Joe Berchtold, our President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
15.    Q:     Further Questions—Who can help answer my questions?
A:    If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

*****
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CORPORATE GOVERNANCE
We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Governance Highlights
We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Our one-class “one-share, one-vote” stock structure is the bedrock of our corporate governance, increasing shareholder engagement and transparency, and serving as a method of risk control. Some of the highlights of our corporate governance include:

What We Do:
✓    Chairman of the Board not a member of management
✓    9 of 11 current directors independent (and only one, our Chief Executive Officer, is a member of management)
✓    Annual election of all members of our board of directors (see Proposal 1)
✓    Majority voting standard for uncontested director elections
✓    Director resignation policy for directors who fail to receive a majority of votes for re-election
✓    Annual advisory vote to approve executive compensation (see Proposal 3)
✓ Annual advisory vote to ratify independent auditor (see Proposal 4)
✓    Robust stock ownership guidelines
✓    Clawback policy for compensation erroneously-awarded due to financial restatements
✓    Regular board self-assessments at both individual and group levels
✓    Committee members (other than Executive Committee) all independent
What We Don’t Do:
✗    No repricing of underwater stock options without stockholder approval
✗    No hedging of company securities per company policy
✗    No pledging of company securities without preapproval per company policy
✗    No former employees serving as directors

Independence
Our board of directors currently consists of eleven directors, nine of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and one of whom is an executive officer of our largest stockholder. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.
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Applying these independence standards, the board of directors has determined that Maverick Carter, Ping Fu, Jeff Hinson, Chad Hollingsworth, Jimmy Iovine, Jim Kahan, Randall Mays, Richard A. Paul, and Latriece Watkins are all independent directors.
Board Composition and Director Qualifications
Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity.
Rather than being bound by one-size-fits-all policies regarding the composition of the board of directors, the Nominating and Governance Committee instead seeks to make individual, facts-specific determinations. We believe that the company requires specialized experience and expertise in its leaders due to the uniqueness of its business and industry. The Nominating and Governance Committee annually assesses the appropriateness of the size of the board of directors, the skill set mix of each director, and the performance of each director when reviewing the annual board self-assessments, where each director has the opportunity to provide comprehensive feedback on himself/herself, his/her peers and the board as a whole. Five of the current members of the board of directors have joined in the last six years, reflecting our evolving business and leadership needs. The Nominating and Governance Committee does not currently mandate an age or length of service at which a director must resign, and instead focuses on whether each director continues to provide value to the company and its stockholders. The Nominating and Governance Committee has committed itself to carefully considering the breadth of skills, knowledge and representation when evaluating director candidates. While the committee does not have a formal policy or quota system, six of the last eight persons appointed or nominated for election to the board for the first time have been female and/or people of color, thus underscoring the company’s commitment to have all points of view represented in the boardroom. Currently, we have two female directors on our board, one of whom self-identifies as Asian and one of whom self-identifies as Black/African American, and two male directors who self-identify as Black/African American.
At a minimum, directors should:
•have experience in positions with a high degree of responsibility;
•demonstrate strong leadership skills;
•have the time, energy, interest and willingness to serve as a director; and
•contribute to the mix of skills, core competencies and qualifications of the board of directors and management.
In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.
Board Leadership Structure
Our board of directors is currently led by a Chairman who is not our Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.
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Risk Oversight and Compensation Risk Assessment
The Audit Committee periodically reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.
Matters of risk management are brought to the attention of the Audit Committee by our President and Chief Executive Officer, our President and Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our Senior Vice President of Governance, Risk & Compliance. Our Senior Vice President of Governance, Risk & Compliance regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors, including, without limitation, privacy, information security, physical security, health and safety, environmental, social and governance (ESG), and compliance with laws and regulations such as the United States Foreign Corrupt Practices Act.
We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
Officer and Director Stock Ownership Guidelines
It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board expects that all directors own, or acquire within three years of first becoming a director, equity securities having a market value at least equal to five times (5x) the then-current amount of the annual cash retainer paid for board of directors service under the Company’s non-employee director compensation program, which currently calculates to a minimum value of $500,000. In addition, the Board expects that (i) the Chief Executive Officer own, or acquire within three years of first becoming Chief Executive Officer, equity securities having a market value at least equal to five times (5x) the Chief Executive Officer’s then-current annual base salary, and (ii) other executive officers own, or acquire within three years of first becoming an executive officer, equity securities having a market value at least equal to two and one-half times (2.5x) such executive officer’s then-current annual base salary.
The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.
Board Practices
At each regular meeting of our board of directors, in addition to other matters, the board reviews a comprehensive business update and oversees the setting of specific operational and financial benchmarks. The
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board guides our company from a long-term strategic standpoint, and also continually oversees management’s progress in achieving short- and medium-term goals throughout our operations. The information reviewed and discussed at meetings of our board of directors and/or its committees includes items such as company and divisional objectives and key results, financial results and forecasts, key business metrics, business initiatives, corporate transactional activity such as acquisitions and new or proposed financings, physical and information security, and privacy standards and processes.
Our board of directors also oversees our human capital management programs, and periodically evaluates our company’s suite of programs and practices which are designed to attract and retain top-level talent. In this regard, the board has, among other things, reviewed employee retention data as benchmarked against industry averages, employee satisfaction survey results, employee engagement and retention programs, benefits programs, performance of key executives, a wide range of diversity statistics, and pay equity and other compensation programs.
Stockholder Communications
Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.
Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.
Certain Relationships and Transactions
Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.
Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.
Atlanta Braves Holdings
One current member of our board of directors, Mr. Maffei, is the Chairman of the Board, President and Chief Executive Officer of Atlanta Braves Holdings, Inc. (“Atlanta Braves”). We lease a venue from, and provide ticketing services to the Atlanta Braves and pay royalty fees and non-recoupable ticketing contract advances. We also receive transaction fees for tickets the Atlanta Braves sell using our ticketing software. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2023, we recognized approximately $8.2 million in revenue and incurred approximately $0.6 million in expenses in connection with these transactions.
Agreements with Liberty
In connection with the 2010 merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain successors and affiliates
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of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership Table” beginning on page 20, as of April 19, 2024, Liberty beneficially owned 69,645,033 shares of our common stock.
Two current members of our board of directors were originally nominated by Liberty Media pursuant to a stockholder agreement. These directors receive directors’ fees and stock-based awards on the same basis as other non-employee members of our board of directors.
From time to time, we purchase advertising from a satellite radio company that is a subsidiary of Liberty Media, and that company also purchases sponsorship opportunities from us. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2023, we recognized approximately $0.7 million in revenue in connection with these transactions.
Liberty Stockholder Agreement
On February 10, 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, which was included as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Board Representation.  Pursuant to the Liberty Stockholder Agreement, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.
The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to include each Liberty director in the slate of nominees recommended by the board of directors to the stockholders for election at each annual meeting and to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors (Liberty has revocably waived these rights). Liberty’s current designees to our board are Messrs. Hollingsworth and Maffei.
Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.
In connection therewith, we agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.
Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.
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If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.
If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend its stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the stockholder rights plan.
The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.
The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.
Registration Rights Agreement
On January 25, 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, which was included as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2023.
Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.
In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including, but not limited to, (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS
Director Nominees
The board of directors is soliciting approval of the following director nominees:
•    Maverick Carter
•    Ping Fu
•    Jeffrey T. Hinson
•    Chad Hollingsworth
•    James Iovine
•    James S. Kahan
•    Gregory B. Maffei
•    Randall T. Mays
•    Richard A. Paul
•    Michael Rapino
•    Latriece Watkins
As we elect all members of our board of directors annually, the eleven nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2025 or until their successors are elected or their earlier resignation or removal. All eleven director nominees are current members of the board of directors and are standing for re-election.
A director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting, withholding your vote by voting “abstain” or a broker non-vote is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
Each of the director nominees has indicated a willingness to serve, or continue to serve, as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Mr. Berchtold, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NAMED DIRECTOR NOMINEE.

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General Information About the Board of Directors
Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees as of the date of this proxy statement, and the qualifications that led the board to conclude that each should serve as a director.
Maverick Carter
•Age: 42
•Professional Background: Mr. Carter has served as a member of our board of directors since December 2018. As CEO of The SpringHill Company, Mr. Carter has made a pioneering commitment to developing authentic, award-winning content spanning several platforms including digital, documentary and feature films all with a common thread of important, aspirational storytelling. The SpringHill Company owns notable brands including athlete empowerment brand UNINTERRUPTED and its More Than movement and the trailblazing hit show for leading cultural conversations, The Shop. As the long-time manager of LeBron James’ business interests, Mr. Carter was instrumental in securing his lifetime deal with Nike, the largest single-athlete guarantee and the first lifetime commitment in the company’s history. Carter also played a key role in the growth of LRMR Ventures, the venture company that holds and oversees all of Carter’s and James’ current investments and business assets. Mr. Carter previously served on the Advisory Council for the Smithsonian’s National Museum of African American History and Culture, Walmart’s Opportunity Leadership Council, and the JPMorgan Chase Advancing Black Pathways Advisory Board. Currently, Mr. Carter serves as a board member of The Red Sox Foundation, a board member of privately-held Equinox Group, and a board member of The LeBron James Family Foundation, which is committed to creating generational change in his hometown of Akron, Ohio, a board member of the non-profit After School All Stars, and a board member of Flipper’s Roller Boogie Palace. He also serves as an advisor to Tetavi, Front Office Sports, and Kitch. Mr. Carter attended Western Michigan University.
•Board Membership Qualifications: Mr. Carter’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his leadership skills developed while developing and growing LRMR Ventures and its operating companies, and his extensive knowledge and understanding of, and reputation in, the entertainment and media industries.
Ping Fu
•Age: 65
•Professional Background: Ms. Fu has served as a member of our board of directors since June 2018. Ms. Fu currently serves as a director of The Long Now Foundation, Gem and Bolt LLC, and Burning Man Project. Previously, she served as Chief Entrepreneur Officer of 3D Systems Corporation from 2013 to 2016. From 1997 until its acquisition by 3D Systems in 2013, Ms. Fu was Chief Executive Officer of Geomagic, Inc. Before co-founding Geomagic, Ms. Fu was program manager of visualization at the National Center for Supercomputing Applications, where she was part of the team that initiated and managed the NCSA Mosaic software project that led to Netscape and Internet Explorer. She has more than 20 years of software industry experience in database, networking, 3D printing, geometry processing and computer graphics.
•Other Current Public Company Directorships: Ms. Fu has served as a director of Capstone Green Energy Corporation since 2021.
•Board Membership Qualifications: Ms. Fu’s qualifications as a director include her professional background and experience, her cybersecurity expertise, her extensive track record as a futurist in technology trends, social change and policy-making, her long history of working with and nurturing innovators and creative talents, previously held senior executive-level positions and global business experiences.
Jeff Hinson
•Age: 69
•Professional Background: Mr. Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. He additionally currently serves as the Chief Financial Officer and as a director of IPTalons, Inc, a private company which is in the business of protecting intellectual property and trade secrets, inventions, internal expertise, and know-how against espionage and theft conducted by governments, competitors, and criminal enterprises. Previously, he
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served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc., or Univision, from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson previously served as a director of Windstream Holdings, Inc., a provider of advanced network communications, from 2006 to 2020, and as a director of Tivo Inc., a provider of entertainment technology and audience insights, from 2007 to 2019, and as a director of Ares Commercial Real Estate Corporation, from 2012 to 2014. Mr. Hinson additionally serves as a director of several privately-held companies.
•Board Membership Qualifications: Mr. Hinson’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public company boards, his extensive experience with companies in the media sector, and his financial expertise.
Chad Hollingsworth
•Age: 47
•Professional Background: Mr. Hollingsworth has served as a member of our board of directors since June 2020. Mr. Hollingsworth has served as Senior Vice President, Corporate Strategy at Liberty Media Corporation since 2024. Prior to that, he was Senior Vice President, Corporate Development at Liberty Media Corporation since 2016. He first joined Liberty in 2007. He focuses on strategic growth initiatives within the Liberty portfolio, as well as supporting the generation and execution of investment opportunities within the sports and live entertainment sectors. Mr. Hollingsworth currently serves as a director for Rocky Mountain PBS and Invest in Kids, both Colorado-based nonprofits.
•Board Membership Qualifications: Mr. Hollingsworth’s qualifications as a director include his professional background and experience as a senior-level executive, his service on other boards of directors, and his expertise in identifying and executing on business opportunities and strategy. Mr. Hollingsworth was nominated as a director by Liberty Media pursuant to the Liberty Stockholder Agreement.
Jimmy Iovine
•Age: 71
•Professional Background: Mr. Iovine has served as a member of our board of directors since 2014. Most recently, Mr. Iovine served as a creative consultant to Apple Inc. from 2014 until 2018. Previously, he co-founded Interscope Records in 1990, which subsequently became Interscope Geffen A&M in 1999. In 2006, he co-founded Beats Electronics and Beats Music, companies which produce audio products and operate a music streaming service, and which were sold to Apple Inc. in May 2014. Mr. Iovine currently serves as a director of NTWRK, Rosewood Creative Marketing Agency, and Backflip House, LLC, all of which are privately-held companies, and of XQ Institute, an organization dedicated to rethinking the high school experience so that every student graduates ready to succeed in life.
•Board Membership Qualifications: Mr. Iovine’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his extensive knowledge and understanding of, and reputation in, the music industry, and his experience as an entrepreneur in the music industry.
Jim Kahan
•Age: 76
•Professional Background: Mr. Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of Catch Media, Inc., a private digital media company, and previously served as a director of Amdocs Ltd., a publicly-traded company that provides software products and services to the communications industry worldwide, from 1998 until January 2023.
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•Board Membership Qualifications: Mr. Kahan’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.
Greg Maffei
•Age: 63
•Professional Background: Mr. Maffei has served as a member of our board of directors since 2011 and as our Chairman of the Board since 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor Holdings since July 2013, Liberty Broadband Corporation since June 2014, Liberty Media Acquisition Corporation since November 2020, and Atlanta Braves Holding, Inc. since December 2022. Mr. Maffei also served as the President and Chief Executive officer of GCI Liberty, Inc. from March 2018 until December 2020, and Qurate Retail, Inc. (including its predecessor) from February 2006 until March 2018, having previously served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as a Trustee of Dartmouth College since 2014.
•Other Current Public Company Directorships: Mr. Maffei has served as a director of Liberty Media Corporation since 2007; the Chairman of the Board of Qurate Retail, Inc. since 2018 (director since 2005); the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since 2015 (director since 2013); a director of Liberty Broadband Corporation since 2014; a director of Liberty Media Acquisition Corporation since 2020; the Chairman of the Board of Atlanta Braves Holdings, Inc. since July 2023 (director since December 2022); the Chairman of the Board of TripAdvisor, Inc. since 2013; the Chairman of the Board of Sirius XM Holdings Inc. since 2013 (director since 2009); a director of Zillow Group, Inc. and its predecessors since 2005; and a director of Charter Communications, Inc. since 2013.
•Board Membership Qualifications: Mr. Maffei’s qualifications as a director include his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior executive-level positions, and his service on other public and private company boards. He provides executive leadership perspective on the operations and management of large public companies and risk management principles. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.
Randall Mays
•Age: 58
•Professional Background: Mr. Mays has served as a member of our board of directors since our formation in 2005. He has served as Co-Chairman, Co-Chief Executive Officer and Chief Financial Officer of BlueRiver Acquisition Corp., a blank check company, since October 2020. He additionally currently serves as President of Running M Capital, a private investment company, and formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel Communications, Inc. Additionally, Mr. Mays currently serves as a director of private companies BuildGroup, an Austin, Texas-based fund that invests in Technology companies; and LP Spinal Stabilization Technologies, a Boulder, Colorado-based company that develops Medical Devices.
•Other Current Public Company Directorships: Mr. Mays has served as a director and Co-Chairman of BlueRiver Acquisition Corp., a special purpose acquisition company, since October 2020.
•Board Membership Qualifications: Mr. Mays’ qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards, and his financial, media and advertising expertise.
Richard A. Paul
•Age: 43
•Professional Background: Mr. Paul has served as a member of our board of directors since April 2023. Mr. Paul is the Chief Executive Officer and founder of KLUTCH Sports Group, which he founded in his hometown of Cleveland, Ohio in 2012. Mr. Paul also serves as United Talent Agency's (UTA's) Head of Sports and is an agency partner, and was appointed to UTA's Board of Directors in 2020. In 2019, Mr. Paul was named GQ's "PowerBroker of the Year" and "The King Maker" on the cover of Sports Illustrated. In
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2021, TIME recognized KLUTCH Sports on its first-ever list of TIME100 Most Influential Companies, and Variety recently named Paul to their "Variety500" list of the most influential business leaders shaping the global media industry. Mr. Paul is also credited with driving the reversal of the so-called "Rich Paul Rule," which would have banned agents without a college degree from representing NCAA student athletes. In 2021, Mr. Paul and three former Nike executives formed ADOPT, a creative agency focused on sport, wellness, nutrition, tech and other consumer facing products. Mr. Paul joined the Board of Trustees of LACMA and the Board of Directors of Funko in 2022. Mr. Paul is also a minority partner of The SpringHill Company.
•Other Current Public Company Directorships: Mr. Paul has served as a director of Designer Brands Inc. since 2022.
•Board Membership Qualifications: Mr. Paul’s qualifications as a director include his professional background and experience, previously held senior executive-level positions and entrepreneurial endeavors, his service on other public and private company boards, his leadership skills developed while founding and growing KLUTCH Sports Group, and his extensive knowledge and understanding of, and reputation in, the sports and entertainment industries.
Michael Rapino
•Age: 58
•Professional Background: Mr. Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005.
•Other Current Public Company Directorships: Mr. Rapino has served as a director of Sirius XM Holdings Inc. since 2018.
•Board Membership Qualifications: Mr. Rapino’s qualifications as a director include his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry, and his understanding of Live Nation’s business, operations, products and services.
Latriece Watkins
•Age: 49
•Professional Background: Latriece Watkins has served as a member of our board of directors since September 2021. Ms. Watkins is Executive Vice President and Chief Merchandising Officer for Walmart U.S., the nation’s largest retailer, and immediately prior to that was Executive Vice President of the Consumables division. She plays a pivotal role in driving Walmart’s business success and in shaping the future of retailing. Over the course of her career, Ms. Watkins has held several key leadership positions in merchandising, human resources and store operations, and began at Walmart focused on the company’s real estate disposition and development. She was appointed by Walmart’s CEO to lead a team focused on culture change and transformation across the enterprise. Ms. Watkins has also championed a number of mentorship and diversity and inclusion initiatives at Walmart, including serving as chairperson for the African American Resource Groups for two terms. Currently, she leads the company’s criminal justice Shared Value Network team, which focuses on leveraging the company’s strengths and expertise to increase racial equity within the system. Ms. Watkins is admired across the industry as someone who leads with respect and lifts others. She champions DEI programs that create sustained, consistent and significant impact, both within her company and her community. Active in the community, Ms. Watkins currently serves as a board member for Thaden School, an independent school in downtown Bentonville, Arkansas that aims to provide holistic, enriching education to prepare students for college, and is also a board member for Mercy Health Foundation of Northwest Arkansas. Ms. Watkins works with a variety of local and regional chapters of non-profit organizations, including the American Heart Association; Susan G. Komen Foundation; Big Brothers, Big Sisters; Boys and Girls Club and Winthrop Rockefeller Institute. Ms. Watkins graduated from Spelman College with a B.A. in political science and received a J.D. at the University of Arkansas law school.
•Board Membership Qualifications: Ms. Watkins' qualifications as a director include her professional background and experience, previously held senior-executive level positions, her service on other private company boards, her leadership skills developed while leading large organizations, and the breadth of her leadership experience, which includes merchandising, human resources, operations, real estate disposition and development and enterprise-level cultural change and transformation.
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Board Meetings
Our board of directors met four times during 2023 and acted by unanimous written consent once. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, including by electronic means as appropriate, unless attendance is precluded by health or other significant personal matters. Nine of our eleven directors attended our 2023 annual meeting of stockholders.
The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.
Board Committees
The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to our General Counsel at our principal executive offices.
Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal.
The current composition of the board committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Maverick Carter		✓
Ping Fu	✓
Jeff Hinson	✓ (Chair)
Chad Hollingsworth			✓ (Chair)
Jimmy Iovine			✓
Jim Kahan	✓
Greg Maffei				✓ (Chair)
Randall Mays		✓ (Chair)	✓	✓
Richard A. Paul
Michael Rapino				✓
Latriece Watkins			✓
Audit Committee
The Audit Committee currently consists of Messrs. Hinson and Kahan and Ms. Fu. The board of directors has determined that all three of the current members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2023, the Audit Committee met five times.
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As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:
•appointing, compensating, overseeing and terminating the independent registered public accounting firm;
•approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;
•reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;
•discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;
•reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;
•maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;
•discussing guidelines and policies with respect to risk assessment and risk management, including reviewing and discuss periodic reports from management pertaining to significant risk areas, including, among others, physical security, data privacy and information/cyber security programs;
•overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;
•reviewing and approving the Report of the Audit Committee of the Board of Directors included in our annual proxy statements;
•complying with all other responsibilities and duties set forth in the Audit Committee Charter; and
•oversight responsibility for areas such as data privacy, cybersecurity, physical security, health and safety, ESG (including with respect to the company’s public disclosures related to ESG), and compliance with laws and regulations such as the United States Foreign Corrupt Practices Act.
For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” included in this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Messrs. Carter and Mays. The board of directors has determined that both members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during 2023.
The specific responsibilities of the Nominating and Governance Committee include:
•identifying, screening and recruiting qualified individuals to become board members;
•proposing nominations for the board of directors and board committee membership;
•assessing the composition of the board of directors and board committees;
•overseeing the performance of the board of directors; and
•complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.
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Compensation Committee
The Compensation Committee currently consists of Messrs. Hollingsworth, Iovine and Mays and Ms. Watkins. The board of directors has determined that all four members of the Compensation Committee are independent, as defined by the NYSE’s corporate governance standards and our independence standards. During 2023, the Compensation Committee met twice.
The specific responsibilities of the Compensation Committee include:
•reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;
•overseeing the administration of our equity-based plans;
•reviewing and approving the Report of the Compensation Committee of the Board of Directors included in our proxy statements;
•reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;
•reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;
•overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;
•consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;
•overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers;
•assisting the board in its oversight of the company’s policies and strategies relating to culture and human capital management, including diversity and inclusion;
•overseeing the company’s Policy for Recovery of Erroneously Awarded Compensation (commonly called a “clawback policy”); and
•complying with all other responsibilities and duties set forth in the Compensation Committee Charter.
Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, as requested by the committee.
Executive Committee
The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not formally meet during the 2023 fiscal year, though the members met informally from time to time to discuss the affairs of the company.
The specific responsibilities of the Executive Committee are to:
•be available to the company’s executive management to discuss significant operational and strategic issues from time to time;
•serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and
•have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.
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DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $100,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $10,000, respectively, (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $10,000, respectively, and (iv) the non-executive Chairman of the Board an additional annual cash retainer of $60,000, which he or she may elect to receive in either cash or shares of restricted stock. No additional per-meeting fees apply under the plan.
Under the plan, each non-employee director also receives a grant of $200,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (prorated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. The non-executive Chairman of the Board receives an additional annual grant of $120,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.
Only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2023.

2023 Director Compensation Table
The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Maverick Carter	107,250	205,663	312,913
Ping Fu	118,500	205,663	324,163
Jeff Hinson	136,500	205,663	342,163
Chad Hollingsworth	127,500	205,663	333,163
Jimmy Iovine	112,500	205,663	318,163
Jim Kahan	118,500	205,663	324,163
Greg Maffei (2)	97,500	390,793	488,293
Randall Mays	128,250	205,663	333,913
Richard A. Paul (3)	86,250	231,559	317,809
Michael Rapino	—	—	—
Latriece Watkins	108,750	205,663	314,413
Dana Walden (4)	52,500	—	52,500

(1)
The amounts set forth in this column reflect shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies). A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2023. The restricted stock awards vest in full on the first anniversary of the grant or, for off-cycle grants, on the first anniversary of the on-cycle grants. The ownership of company securities as of the record date for each director is set forth below in the “Security Ownership Table.”

(2)	Mr. Maffei elected to receive his non-executive Chairman of the Board retainer in shares of restricted stock.
(3)	Mr. Paul was appointed to the Board of Directors in April 2023.
(4)	Ms. Walden retired from the Board of Directors in June 2023.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership Table
The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 19, 2024), by:
•each person known by us to beneficially own 5% or more of our common stock;
•each current director and director nominee;
•each of our current executive officers named in the 2023 Summary Compensation Table; and
•all of our executive officers, directors and director nominees as a group.
Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 18, 2024 (60 days after April 19, 2024); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 231,461,415 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 19, 2024. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
			Restricted Stock Unvested
Name of Beneficial Owner	Common Stock	Exercisable Options		Other	Total	Percent
Maverick Carter	13,454	—	2,444	—	15,898	*
Ping Fu	12,270	—	2,444	—	14,714	*
Jeff Hinson (1)	56,730	—	2,444	200	59,374	*
Chad Hollingsworth	7,822	—	2,444	—	10,266	*
Jimmy Iovine	32,792	—	2,444	13,740	48,976	*
Jim Kahan (2)	3	—	2,444	100,461	102,908	*
Greg Maffei	102,939	—	4,644	—	107,583	*
Randall Mays (3)	104,663	—	2,444	28,957	136,064	*
Richard A. Paul	369	—	2,444	—	2,813	*
Latriece Watkins	2,841	—	2,444	—	5,285	*
Michael Rapino	3,245,197	627,602	405,767	—	4,278,566	1.84%
Joe Berchtold	439,113	272,821	—	—	711,934	*
Brian Capo	8,801	5,000	3,526	193	17,520	*
John Hopmans	32,689	418,760	7,399	—	458,848	*
Michael Rowles	156,196	216,115	—	—	372,311	*
All directors, director nominees and executive officers as a group (15 persons) (4)	4,215,879	1,540,298	443,332	143,551	6,343,060	2.72%
Liberty Media Corporation (5)	—	—	—	69,645,033	69,645,033	30.09%
The Vanguard Group (6)	—	—	—	17,958,645	17,958,645	7.76%
BlackRock, Inc. (7)	—	—	—	13,451,988	13,451,988	5.81%
The Public Investment Fund (8)	—	—	—	12,565,167	12,565,167	5.43%
Canada Pension Plan Investment Board (9)	—	—	—	10,712,583	10,712,583	4.63%
* Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.
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(1)Includes 20,415 shares of common stock that are subject to a pledge arrangement. “Other” includes 200 shares of common stock held by Mr. Hinson’s son who shares the same household as Mr. Hinson.
(2)“Other” consists of 70,033 shares held by a trust of which Mr. Kahan is a co-trustee and co-beneficiary, 14,788 shares held by a trust of which Mr. Kahan is a trustee and beneficiary, 11,140 shares held by trusts of which Mr. Kahan is the trustee and his children are the beneficiaries, and 4,500 shares held by a limited partnership where Mr. Kahan is a limited partner and has been granted certain investment authority by the general partner.
(3)“Other” consists of 11,323 shares held by trusts of which Mr. Mays is the trustee and his children are the beneficiaries, 12,004 shares held by trusts of which a member of Mr. Mays’ immediate family is the trustee and his children are the beneficiaries, and 5,630 shares held by trusts of which Mr. Mays is a 25% beneficiary and co-trustee.
(4)See footnotes 1 through 3.
(5)Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Form 4 and a Schedule 13D/A (Amendment No. 4) filed by Liberty Media Corporation with the SEC on December 1, 2015 and September 30, 2015, respectively. Such forms state that the reporting person has sole voting power with respect to 53,745,033 shares, shared voting power with respect to no shares, sole dispositive power with respect to 53,745,033 shares, and shared dispositive power with respect to no shares. In addition, such forms state that the reporting person has sole voting and dispositive power with respect to 12,385,828 shares that are held indirectly through wholly-owned subsidiaries, which shares are included in the total beneficial ownership amount.
(6)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Information is based solely on a Schedule 13G/A (Amendment No. 6) filed by The Vanguard Group with the SEC on February 13, 2024. Such form states that the reporting persons aggregately have sole voting power with respect to no shares, shared voting power with respect to 191,283 shares, sole dispositive power with respect to 17,330,314 shares, and shared dispositive power with respect to 628,331 shares.
(7)Address: 50 Hudson Yards, New York, New York 10001. Information is based solely on a Schedule 13G/A (Amendment No. 1) filed by BlackRock, Inc. with the SEC on January 29, 2024. Such form states that the reporting persons aggregately have sole voting power with respect to 12,459,330 shares, shared voting power with respect to no shares, sole dispositive power with respect to 13,451,988 shares, and shared dispositive power with respect to no shares.
(8)Address: The Public Investment Fund Tower, King Abdullah Financial District (KAFD), Al Aqiq District, Riyadh, Kingdom of Saudi Arabia. Information is based solely on a Schedule 13G/A (Amendment No. 2) filed by The Public Investment Fund with the SEC on February 14, 2024. Such form states that the reporting persons aggregately have sole voting power with respect to 12,565,167 shares, shared voting power with respect to no shares, sole dispositive power with respect to 12,565,167 shares, and shared dispositive power with respect to no shares.
(9)Address: One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada. Information is based solely on a Schedule 13G/A (Amendment No. 2) filed by the Canada Pension Plan Investment Board with the SEC on February 4, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to 10,712,583 shares, shared voting power with respect to no shares, sole dispositive power with respect to 10,712,583 shares, and shared dispositive power with respect to no shares.
Equity Compensation Plan Information
The table below provides information relating to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,366,625(1)	$32.85	2,621,049
Equity compensation plans not approved by security holders	—	—	—
Total	2,366,625	$32.85	2,621,049
(1)    In addition, there were 3,925,935 shares of restricted and deferred stock awards granted under the plans outstanding. Since these shares do not have an exercise price, they are not included in the calculation of the weighted-average exercise price in column (b). These shares of restricted and deferred stock awards are considered outstanding shares and thus are included in the number of shares outstanding as of the Record Date. The table reflects awards outstanding under both the Live Nation and Ticketmaster Plans; as of December 31, 2023, there remained 2,621,049 shares available for issuance under the Live Nation plan and no shares under the Ticketmaster plan (which expired in August 2018 such that no new grants or awards may be made).
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PROPOSAL NO. 2—APPROVAL OF THE LIVE NATION ENTERTAINMENT, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 21, 2024
Background
The board of directors is submitting for stockholder approval the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024, referred to as the Amended 2005 Plan. The Amended 2005 Plan amends the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, which was most recently amended and restated as of March 19, 2015, referred to as the Existing 2005 Plan. The board of directors approved and adopted the Amended 2005 Plan on March 21, 2024, subject to stockholder approval.
The Amended 2005 Plan is a broad-based incentive plan that provides for the grant of stock options, stock appreciation rights, restricted stock, deferred stock awards, dividend equivalents, phantom shares, bonus shares and other forms of equity-based and cash awards, including performance-based cash and stock awards. The board of directors believes that Live Nation’s success and long-term progress are dependent upon attracting and retaining its directors, officers, employees, consultants and advisers, and aligning the interests of such individuals with those of its stockholders. The Amended 2005 Plan gives the Compensation Committee the flexibility to use various forms of incentive awards as part of Live Nation’s overall compensation program.
A summary of the Amended 2005 Plan appears below. This summary is qualified in its entirety by the text of the Amended 2005 Plan, which is included as Annex A to this proxy statement. The following is an overview of the key changes and clarifications to the Existing 2005 Plan contained in the Amended 2005 Plan:
•Increase the share limit under the Amended 2005 Plan by 5,000,000 shares;
•Provide for accelerated vesting of outstanding awards held by a recipient solely if such recipient’s employment is terminated by Live Nation without Cause upon or within twelve months following an Exchange Transaction (each as defined in the Amended 2005 Plan), i.e., a “double trigger,” unless otherwise provided in an award agreement or other written agreement;
•Clarify that amounts payable in respect of any dividend equivalent rights granted in tandem with any other award hereunder shall be subject to the same vesting conditions as apply to the applicable shares underlying such tandem award, and shall only be paid out to the holder of such tandem award to the extent that (and as and when) the applicable shares underlying such tandem award vest in accordance with their terms;
•Provide that all awards granted under the Amended 2005 Plan will be subject to the provisions of any clawback policy implemented by Live Nation, including its Policy for Recovery of Erroneously Awarded Compensation, as and to the extent set forth in the applicable clawback policy; and
•Extend the term of the Amended 2005 Plan until March 21, 2034, which is the 10th anniversary of the date on which the Amended 2005 Plan was adopted by the board of directors.
The Amended 2005 Plan amends the Existing 2005 Plan by, among other things, increasing the maximum number of shares of common stock that may be issued or awarded under the Amended 2005 Plan by 5,000,000 shares to a total of 38,900,000. We are asking our stockholders to approve the Amended 2005 Plan because we believe the availability of an adequate reserve of shares under the Plan is important to our continued growth and success, and our ability to attract and retain the best talent to drive this growth and success. When we last sought stockholder approval for an increase in the number of shares available under the plan in 2015 (which approval covered an additional 10,000,000 shares), we anticipated that the increased share reserve would last for three to four years. Based on current grant practices and our foreseeable needs, we estimate that the additional 5,000,000 shares will be sufficient for four to five years.
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Significant Historical Award Information
Historically, we have predominantly granted stock options and restricted stock awards. The table below presents the number of shares that were subject to outstanding equity awards as of April 19, 2024:

Number of stock options outstanding	2,301,846
Weighted-average exercise price of stock options	$32.99
Weighted-average remaining term (years) of stock options	2.77
Number of restricted stock awards outstanding (1)	3,948,118

(1)	Includes 2,250,737 outstanding unvested performance shares, which, if earned and vested, will have an equal number of shares of restricted stock issued in respect thereof.
As of April 19, 2024, we had 231,869,439 shares of our common stock issued, with 231,461,415 shares outstanding and 408,024 shares held in treasury, and there remained 2,302,861 shares of our common stock available for future awards under the Existing 2005 Plan. The closing sale price of Live Nation’s common stock on April 19, 2024 was $89.96.
Stockholder Approval
In the event that our stockholders approve the Amended 2005 Plan, then the Amended 2005 Plan will become effective on the date of stockholder approval, and the proposed share increase will be effective. If our stockholders do not approve the Amended 2005 Plan, the Existing 2005 Plan will remain in effect on its terms and conditions as in effect immediately prior to its amendment and restatement on March 21, 2024, and the proposed additional shares will not become available for issuance under the Existing 2005 Plan. Because certain of our directors and executive officers may be eligible to receive awards under the Amended 2005 Plan, such directors and executive officers may be considered to have an interest in this Proposal No. 2.
In light of the factors described above, the board of directors believes the proposed share limit increase represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.
Plan Summary
The principal features of the Amended 2005 Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended 2005 Plan attached as Annex A to this proxy statement.
Administration
The Amended 2005 Plan is administered by the Compensation Committee; however, the full board of directors retains sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the Amended 2005 Plan, the Compensation Committee has authority to (i) select the individuals that may participate in the Amended 2005 Plan, (ii) prescribe the terms and conditions of each participant’s award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Amended 2005 Plan and of any award made under the plan and (iv) make any and all determinations and take all other actions necessary to administer the Amended 2005 Plan. The Compensation Committee may delegate any of its responsibilities and authority to other persons or a subcommittee, subject to applicable law.
Securities Covered by the Plan
Subject to adjustments as required or permitted by the Amended 2005 Plan, Live Nation may issue a total of thirty-eight million nine hundred thousand (38,900,000) shares of its common stock, $0.01 par value per share, under the Amended 2005 Plan. The following shares are not taken into account in applying these limitations: (i) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (ii) shares delivered to Live Nation or withheld by Live Nation for the payment or satisfaction of purchase price or tax
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withholding obligations associated with the exercise or settlement of an award and (iii) shares covered by stock-based awards assumed by Live Nation in connection with the acquisition of another company or business.
Individual Award Limitations
In any calendar year, no participant may receive under the Amended 2005 Plan (i) awards covering more than five million (5,000,000) shares and (ii) cash awards exceeding more than fifteen million dollars ($15,000,000).
Eligibility
Awards may be made under the Amended 2005 Plan to Live Nation’s or its subsidiaries’ present or future directors, officers, full-time employees, consultants/part-time employees or advisers. Currently, there are approximately 14,700 full-time employees, 17,000 consultants/part-time employees, and 10 non-employee directors eligible to participate in the Amended 2005 Plan. For purposes of the Amended 2005 Plan, a subsidiary is any entity in which Live Nation has a direct or indirect ownership interest of at least 50%.
Forms of Award
Stock Options and Stock Appreciation Rights. Under the Amended 2005 Plan, Live Nation may grant stock options intended to qualify as “incentive stock options” under Section 422 of the Code, or ISOs, as well as stock options that are not intended to qualify as ISOs. Live Nation may also grant stock appreciation rights, or SARs. In general, stock options and SARs give their holder the right to receive the appreciation in value of the shares of our common stock covered by the award following the date the award is granted. The per share exercise price of a stock option and the per share base value of a SAR may not be less than the fair market value per share of common stock on the date the option or SAR is granted. Live Nation may not reprice options granted under the Amended 2005 Plan without stockholder approval. Generally, the term of a stock option may be up to ten years. Different limitations apply to ISOs granted to our ten-percent stockholders: in such cases, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value per share of our common stock on the date the option is granted.
The Compensation Committee may impose such vesting, exercise, forfeiture and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option or SAR may be paid in cash or in any other form or manner permitted by the Compensation Committee, including without limitation, delivery of previously-owned shares of our common stock, a combination of delivery of previously-owned shares of our common stock and cash payment or, with respect to stock options only, payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and other terms of SARs will be determined by the Compensation Committee.
The Compensation Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with Live Nation and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.
Restricted Stock and Deferred Stock Awards. The Amended 2005 Plan authorizes the Compensation Committee to make restricted stock awards, pursuant to which shares of our common stock are issued to designated participants subject to transfer restrictions and vesting conditions. Subject to such conditions as the Compensation Committee may impose, the recipient of a restricted stock award generally will have the rights of common stockholders as though the shares subject to the restricted stock award were fully vested, provided, however, that shares covered by restricted stock awards do not carry dividend rights prior to the vesting of such shares and the holder of such a restricted stock award will, with respect to unvested shares of restricted stock, have no right to payment, accrual, crediting or otherwise with regard to dividends declared or paid by the company prior to the vesting of the applicable shares. Once vested, shares covered by a restricted stock award will entitle the holder to the same dividend rights as other shares of common stock.
Deferred stock awards generally provide the right to receive shares of common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Prior to settlement, deferred stock awards do not carry voting, dividend or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the Compensation Committee so determines in connection with an award of deferred stock.
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Unless the Compensation Committee determines otherwise, unvested shares of restricted stock and unvested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with Live Nation and its subsidiaries.
Other Equity-Based Awards. The Amended 2005 Plan gives the Compensation Committee broad discretion to grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards, and to provide for settlement of such awards in cash and/or shares. Amounts payable in respect of any dividend equivalent rights granted in tandem with any other award under the Amended 2005 Plan are subject to the same vesting conditions as apply to the applicable shares underlying such tandem award, and are paid out to the holder of such tandem award to the extent that (and as and when) the applicable shares underlying such tandem award vest in accordance with their terms. The Amended 2005 Plan also allows non-employee directors to elect to receive all or part of their annual retainers in the form of shares of our common stock in lieu of cash. The number of shares of common stock issued in lieu of any annual cash retainer will be determined using the fair market value of our common stock on the date of issuance of such shares.
Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the Amended 2005 Plan. In general, performance-based awards provide for the payment of cash and/or shares of our common stock upon the achievement of objective, predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:
•earnings per share, per share growth, or adjusted earnings per share,
•share price, total shareholder return or share price performance on an absolute basis, and/or relative to an index,
•gross or net profit or operating margin,
•net earnings,
•return on equity or assets,
•gross or net sales or revenue or revenue growth,
•operating income growth, or operating income either before or after depreciation, amortization, and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions, and/or other extraordinary transactions),
•earnings either before or after deduction of interest, taxes, depreciation, and/or amortization (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions, and/or other extraordinary transactions),
•market share or market penetration,
•net income (either before or after taxes) or adjusted net income,
•operating earnings or profit,
•cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,
•return on capital,
•return on sales,
•costs or costs savings,
•funds from operations,
•expenses,
•working capital,
•implementation, completion or the achievement of milestones with respect to critical projects,
•economic value,
•customer or client retention,
•sales-related goals,
•cash available for distribution,
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•achievement of operational goals or metrics,
•attainment of company, divisional or departmental budgets,
•improvements in attainment of expense levels, or
•any combination of the foregoing.
Performance objectives may be applied to an individual, a subsidiary, a business unit or division, Live Nation and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. Performance objectives may be expressed in absolute or relative terms and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained.
Adjustments of Awards
Generally, in the event of a split-up, spin-off, recapitalization or consolidation of shares or any similar capital adjustment, or a change in the character or class of shares covered by the Amended 2005 Plan or any award made pursuant to the plan, Live Nation will adjust (i) the maximum number and class of shares of common stock which may be issued under the Amended 2005 Plan, (ii) the maximum number and class of shares of common stock which may be covered by awards made to an individual in any calendar year, (iii) the number and class of shares of common stock subject to outstanding awards and (iv) where applicable, the exercise price, base price, target market price or purchase price under outstanding awards, as required to equitably reflect the effect on our common stock of such transactions or changes.
Generally, if Live Nation enters into a merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation or any other similar transaction or event, as a result of which the Live Nation stockholders receive cash, stock or other property in exchange for and in connection with their shares of Live Nation common stock, referred to collectively as an Exchange Transaction, all outstanding options and SARs will either (i) become fully vested and exercisable immediately prior to the Exchange Transaction (and any such outstanding options or SARs which are not exercised before the Exchange Transaction will thereupon terminate) or (ii) if the Live Nation stockholders receive capital stock of another corporation in exchange for their shares of Live Nation common stock and if the board of directors, in its sole discretion, so directs, be assumed by and converted into options or SARs for shares of the acquiring company. The board of directors may accelerate vesting of other unvested awards and cause cash settlements and/or other adjustments to be made to any such outstanding award.
Except to the extent otherwise expressly provided under the terms of an applicable award agreement or any other written agreement between the recipient and Live Nation, if a recipient’s employment is terminated by Live Nation without Cause (as defined in the Amended 2005 Plan) upon or within twelve months following an Exchange Transaction, then all outstanding awards then-held by such recipient will vest in full as of the recipient’s employment termination date.
Amendment and Termination of the Plan; Term
Except as may otherwise be required by law or the requirements of any stock exchange or market upon which Live Nation’s common stock may then be listed, the board of directors may amend the Amended 2005 Plan at any time and from time to time and may terminate the Amended 2005 Plan at any time. No such amendment or termination may impair or adversely alter any awards previously granted under the Amended 2005 Plan (without the consent of the recipient or holder) or deprive any person of shares previously acquired under the plan.
Unless sooner terminated, the Amended 2005 Plan will terminate on March 21, 2034, which is the tenth anniversary of the date of its adoption by Live Nation’s board of directors.
Clawback Provisions
All awards granted under the Amended 2005 Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a person upon any receipt or exercise of any such award or upon the receipt or sale of any shares of common stock underlying such award) shall be subject to the provisions of any clawback policy implemented by Live Nation, including, without limitation, Live Nation’s Policy for Recovery of Erroneously Awarded Compensation and any other clawback policy adopted to comply with applicable laws, as and to the extent set forth in the applicable clawback policy or the applicable award agreement.
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U.S. Federal Income Tax Consequences
The tax consequences of the Amended 2005 Plan under current U.S. federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the Amended 2005 Plan for U.S. taxpayers, and is intended for general information only. State, local or foreign taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.
Stock Options and SARs
The grant of a stock option or SAR under the Amended 2005 Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of a SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. Live Nation generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR.
No income is realized upon the exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of adjustment” for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Live Nation is not entitled to a deduction with respect to the exercise of an ISO; however, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.
Restricted Stock Awards
In general, a participant will realize ordinary income with respect to common stock received pursuant to a restricted stock award at the time any restrictions lapse in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time such restrictions lapse, and except as discussed below, Live Nation is generally entitled to a corresponding deduction.
A participant may make an “early income election” (i.e., Section 83(b) election) within 30 days of the grant of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are granted equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. Live Nation’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.
Deferred Stock Awards
A participant who receives deferred stock awards will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the deferred stock awards and Live Nation will generally be entitled to a tax deduction at that time.
Other Awards
Other awards will generally result in ordinary income to the participant at the later of the time of payment of such award, or the time that either the risk of forfeiture or restriction on transferability lapses on previously paid awards. Live Nation generally will be entitled to a tax deduction equal to the amount recognized as ordinary income
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by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.
Code Section 409A
To the greatest extent possible, awards granted under the Amended 2005 Plan are structured in a manner intended to avoid the imposition of taxes under Internal Revenue Code Section 409A, which governs the taxation of nonqualified deferred compensation, including certain equity awards, by complying with the requirements of Internal Revenue Code Section 409A or an available exemption from such requirements.
THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE AMENDED 2005 PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL OR NON-U.S. TAX CONSIDERATIONS.
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New Plan Benefits
Except with respect to the grants shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended 2005 Plan will be determined in the discretion of our board of directors and its Compensation Committee in the future, and neither our board nor its Compensation Committee has made any determination to make future grants to any persons under the Amended 2005 Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended 2005 Plan, or the benefits that would have been received by such participants if the Amended 2005 Plan, as proposed to be amended, had been in effect in the year ended December 31, 2023.

Estimated New Plan Benefits
Name and Position	Dollar Value ($)	Number of Units
Michael Rapino President, Chief Executive Officer and Director	10,000,000 (1)	—
Joe Berchtold President and Chief Financial Officer	—	—
Brian Capo Chief Accounting Officer	—	—
John Hopmans Executive Vice President	—	—
Michael Rowles General Counsel and Secretary	—	—
Executive Officer Group	—	—
Non-Executive Director Group	2,120,000 (2)
Non-Executive Officer Employee Group	—	—

(1)	Under his employment agreement, Mr. Rapino is eligible to receive future annual performance share awards targeted at $10,000,000 based on the attainment of qualitative performance goals to be established on an annual basis. The amount set forth in the table represents the maximum dollar value of such annual performance shares awarded to Mr. Rapino with respect to fiscal year 2024, which, if earned, will be issued in 2025.
(2)	Represents the aggregate dollar value of restricted stock awards expected to be awarded under the Amended 2005 Plan to each of our non-employee directors in 2024 pursuant to our non-employee director compensation plan. As described in greater detail elsewhere in this proxy statement, under the non-employee director compensation plan, each non-employee director receives an annual restricted stock grant valued at $200,000 (and the board chair receives an additional grant valued at $120,000), with the number of shares to be determined on the grant date based on the applicable 20-day trailing average closing price per share of our common stock.
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Equity Awards Issued as of April 19, 2024
The following table sets forth summary information concerning the number of shares of our common stock subject to option grants and restricted stock grants made under the Existing 2005 Plan to our named executive officers, directors and employees from the inception of the Existing 2005 Plan in 2005 through the record date (i.e., a period of approximately 19 years). The numbers below represent the gross number of securities granted (not just those currently outstanding) and do not exclude shares subsequently withheld to cover taxes or option cost, options expired without exercise, or grants canceled upon employment terminations or performance targets not met, all of which are then available for re-issuance under the Existing 2005 plan.

Name and Position	Stock Option Awards (#)	Restricted Stock Awards (#)
Michael Rapino President, Chief Executive Officer and Director	8,585,202	6,278,655
Joe Berchtold President and Chief Financial Officer	—	1,763,837
Brian Capo Chief Accounting Officer	20,000	36,497
John Hopmans Executive Vice President	1,635,784	908,119
Michael Rowles General Counsel and Secretary	585,768	603,759
All executive officers as a group (5 people) (1)	10,826,754	9,590,867
Current nominees for election as a non-employee director:
Maverick Carter	—	13,898
Ping Fu	—	12,767
Jeff Hinson	20,000	123,831
Chad Hollingsworth	—	10,266
Jimmy Iovine	—	17,090
Jim Kahan	10,000	118,633
Greg Maffei	—	31,760
Randall Mays	100,000	153,600
Richard A. Paul	—	2,813
Latriece Watkins	—	5,285
All non-executive directors as a group (10 people)	130,000	489,943
Each associate of any of such directors, executive officers or nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees except executive officers as a group (2)	10,922,060	12,280,590

(1)	All executive officers as a group includes 1,994,694 outstanding unvested performance shares, which, if earned and vested, will have an equal number of shares of restricted stock issued in respect thereof.
(2)	All employees except executive officers as a group includes 256,043 outstanding unvested performance shares, which, if earned and vested, will have an equal number of shares of restricted stock issued in respect thereof.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to adopt the Amended 2005 Plan. For purpose of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTING THE LIVE NATION ENTERTAINMENT, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 21, 2024.
30 | 2024 Proxy Statement

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, we are providing the company’s stockholders the opportunity to vote at this annual meeting to approve the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the company or our board of directors.
Although the vote is nonbinding, the Compensation Committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosure.”
As described more fully in the Compensation Discussion and Analysis section of this proxy statement beginning on page 35, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. Since our first say-on-pay vote was held in 2011, we have carefully assessed the results and made changes accordingly. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation paid to our named executive officers varies depending upon the achievement of pre-established performance goals, which may be both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of Live Nation. Our executive compensation policies have enabled Live Nation to attract and retain talented and experienced senior executives and have benefited the company over time. We believe that the fiscal year 2023 compensation paid to our named executive officers was appropriate and aligned with Live Nation’s fiscal year 2023 results.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the advisory resolution on the company’s executive compensation described in this Proposal No. 3. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this proposal, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal. The results of this vote are not binding on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.
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PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. Ernst & Young LLP served as our independent registered public accounting firm during the 2023 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2024 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees
The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2023 and 2022 fiscal years, respectively:

	2023	2022
Audit Fees	$12,272	$10,847
Audit-Related Fees	1,801	1,744
Tax Fees	1,091	1,017
All Other Fees	—	30
Total	$15,164	$13,638
Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases, and acquisition-related due diligence services.
Tax fees consist of fees for tax advice and tax return preparation.
All other fees consist of fees for Ernst & Young’s online research tool and miscellaneous fees.
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The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.
The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2023 fiscal year.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.
During the 2023 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.
In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board, or the PCAOB, Auditing Standard Number 1301 (Communications With Audit Committees).
With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the PCAOB (Communication With Audit Committees Concerning Independence).
On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Jeff Hinson (Chair)
Ping Fu
Jim Kahan
34 | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.
Executive Overview
We continually refine and enhance our executive compensation program in response to both feedback from our stockholders as well as market demands. We believe that our overall compensation program aligns the interests of our executives with those of our stockholders. Below are some of the significant elements of our executive compensation program.

Executive Compensation Practices
What We Do:
✓ Performance criteria in place with aggressive stock price growth targets for the vesting of performance share grants to the CEO, CFO and two other named executive officers in connection with their most-recent employment agreements
✓ Majority of compensation “at-risk”
✓ Robust CEO and named executive officer stock ownership guidelines of 5x base salary for the CEO and 2.5x base salary for other named executive officers
✓ Strong hedging policy that prohibits directors and executive officers from engaging in all hedging transactions in company securities
✓ Strong pledging preapproval policy that requires prior approval for all pledging activities in company securities by directors and executive officers
✓ Clawback policy for compensation erroneously-awarded due to financial restatements
What We Don’t Do:
✗ No guaranteed annual bonuses for named executive officers; all annual bonus opportunities are traditionally based on achievement of aggressive performance targets
✗ No annual minimum or automatic increases to base salary for CEO and other named executive officers
✗ No “single trigger” change of control cash severance provisions; CEO and other named executive officers all have a “double trigger” provision for cash severance
✗ No excise tax gross-up payments for any named executive officer
✗ No cash severance payments in excess of two times annual base salary plus bonus for CEO

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Record 2023 Results Support Our Compensation Program
Live music reached new heights in 2023, and all of the company’s business segments delivered double digit growth in revenue and adjusted operating income (“AOI”; as defined below under “Compensation Philosophy and Objectives”). Our digital world empowers artists to develop global followings, while inspiring fans to crave in-person experiences more than ever.
In Concerts, we saw demand on the rise globally, as we grew attendance by 20% versus the prior year to over 145 million fans at over 50,000 events, which drove revenue up 39% versus 2022 to $18.8 billion. This attendance growth came from all markets, venue types and price points, highlighted by International markets up 25%, North America up 17%, and stadium shows up 60%. Our investment in artists was up over 40% compared to 2022, to over $13 billion, as we promoted more artists at every level, from clubs to stadiums, with nearly 7,000 touring artists in 40+ countries.
Venue Nation continued to elevate on-site experiences in 2023, with over 55 million fans at our operated venues and festivals, up 13% compared to 2022. Ancillary per fan revenue grew double-digits at operated venues versus 2022 as fans prioritized spending on enhanced hospitality, with amphitheaters up 10% to over $40, arenas and theaters and clubs up double-digits globally, and major festivals (over 100,000 attendees) up double-digits globally.
In Ticketing, global fan demand and client wins drove results, with total fee-bearing gross transaction value (GTV) was up 30% compared to 2022, to $36 billion, with North America up 26% and International markets up 42%. 85% of the growth was driven by global concert ticket sales. Total tickets were up 13% to over 620 million tickets, including fee-bearing tickets up 17% to 329 million. We added 21 million net new client tickets compared to 2022, with approximately 80% coming from International markets.
Our Sponsorship & Advertising business’s growth reflected the scale and unique nature of our global platforms. Revenue was up 13% compared to 2022, to over $1 billion. Over 100 partners with multi-million dollar, multi-year commitments accounted for approximately 80% of this revenue, with growth led by beverages, technology, and financial services sectors.
Our consolidated 2023 financial highlights include (full-year comparisons versus 2022):
•Revenue was up 36% to $22.7 billion;
•Operating Income was up 46% to $1.07 billion;
•AOI was up 32% to over $1.86 billion, doubling since 2019; and
•Operating Free Cash Flow of nearly $1.4 billion;
Overall, we believe that our 2023 results demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers. Our continued successful execution on our strategic plan has additionally resulted in stockholder value that has outpaced relevant benchmarks over the past five years:

36 | 2024 Proxy Statement

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Live Nation Entertainment, Inc., the NYSE Composite Index, and Peer Group

$300
$250
$200
$150
$100
$50
$0
12/18
12/19
12/20
12/21
12/22
12/23
Live Nation Entertainment, Inc.
NYSE Composite
Peer Group

*$100 invested on 12/31/18 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

2023 Compensation Decisions
Our key executive compensation decisions in 2023 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, setting qualitative performance goals for our CEO in respect of an annual performance share award under his employment agreement, as well as determining the form and amount of stock-based awards for two of our named executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term (three other named executive officers, including the CEO, did not receive on-cycle stock-based awards, as they were awarded performance shares in connection with their 2022 employment agreement renewals). Additionally, we entered into an employment agreement with one of our named executive officers to secure his services for the near future as we continue to execute on our strategic plan.
Overall, we achieved 120% of our targeted company Adjusted Operating Income (as defined below) for the year on a constant-currency and pro-forma basis. All of our named executive officers had their cash performance bonuses tied to that target, and as a result, all of them received at least 100% of their targeted cash performance bonuses. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is judged by analysts and the investment community, and is thus tied to the creation of stockholder value.
We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that
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our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.
We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2023 the Compensation Committee set aggressive performance targets for the vesting of the discretionary annual grant of restricted stock made to certain named executive officers as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based. In addition, the vesting of the performance share awards made to four of our named executive officers (including the Chief Executive Officer) in connection with their new employment agreements entered into in 2022 and 2023, is tied to the attainment of aggressive stock price targets.
Prior Say on Pay Results and Stockholder Communication
In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2023 Annual Meeting of Stockholders, a majority (53.6%) of the votes cast (excluding abstentions and broker non-votes) were against the advisory proposal (“say on pay”) to approve executive compensation. In contrast, at the 2020 Annual Meeting of Stockholders, where the say on pay vote immediately prior to the 2023 vote was held, over 94% of the votes cast (excluding abstentions and broker non-votes) were in favor of the say on pay proposal.
As the core elements of our compensation program were virtually the same when these two disparate voting results were reached, the Compensation Committee believes that the negative vote in 2023 was due in part to several one-time compensation elements that were present in the employment agreements of each of our Chief Executive Officer and our President/Chief Financial Officer when those agreements were renewed in 2022, including signing cash bonuses, time-based equity awards, and the size of the performance-based share award. These elements were identified by Institutional Shareholder Services Inc. (“ISS”), a firm that advises its subscribing institutional customers on proxy voting, in its 2023 Proxy Analysis & Benchmark Policy Voting Recommendations for the company as reasons for its negative voting recommendation on the company’s say on pay proposal that was set forth therein.
Members of management and the Compensation Committee engaged in conversations with many of our stockholders both before and after the 2023 Annual Meeting to discuss our compensation program and our say on pay vote (in addition to other matters). Our stockholder engagement occurs actively throughout the year at various industry conferences and scheduled meetings following each quarterly earnings conference call. In addition, in the weeks leading up to and following the 2023 Annual Meeting, as we do each year, we held meetings with as many interested stockholders as scheduling permitted to specifically address any questions or concerns about the information set forth in our proxy statement, including our compensation program and say on pay proposal.
Our board of directors welcomes stockholder feedback and information conveyed to members of management is freely shared both during formal meetings and informally. As it relates to our compensation program and say on pay results, Mr. Hollingsworth, the chair of the Compensation Committee, takes part in many of these conversations with stockholders and receives continuous feedback from members of management based on their engagement efforts. All of this information and feedback is then utilized by the full Compensation Committee and factored into the entire mix of information considered as the committee makes compensation decisions throughout the year.
As noted above, our stockholder engagement primarily involves one-on-one meetings with our President/Chief Financial Officer and our investor relations team, as well as the chair of the Compensation Committee for matters pertaining to executive compensation. We believe these types of meetings allow our stockholders to share their point of view in an unfiltered manner. We additionally welcome and solicit feedback from stockholders via e-mail.
38 | 2024 Proxy Statement

As it relates to the say on pay vote held at the 2023 Annual Meeting, approximately twenty stockholders were contacted specifically regarding these matters, and eight such stockholders agreed to discuss and provide their feedback. These eight stockholders represented well over 50% of our shares outstanding at the time of the 2023 Annual Meeting. Our President/Chief Financial Officer and our Senior Vice President of Investor Relations were actively engaged in these meetings. Mr. Hollingsworth, the chair of our Compensation Committee, held meetings with four of our largest stockholders, representing approximately 48% of our shares outstanding.
These meetings generally covered our compensation philosophy, the overall process we used for setting contractual compensation where we engaged with a third-party firm to conduct a thorough benchmarking and a fact-based analysis to derive and support our compensation program, the rationale underlying where performance-based targets were set relative to our peers, composition of compensation as between cash and stock, and the frequency of say on pay votes going forward. While many of these stockholders conveyed positive sentiments as to the performance of our management team, the reasonableness of their compensation, and the use of stock-based compensation to align executives’ interests with those of stockholders, some questioned the rigor of stock-price performance targets used and the traditional reliance on a single metric (AOI) in both the long and short term compensation elements utilized by the company. Many stockholders indicated that they would or did follow the voting recommendation of ISS as a matter of policy.
In this context, the Compensation Committee does not consider the 2023 say on pay results to be a rejection of the company’s core compensation program, but rather a response to unique circumstances present in 2022 (the fiscal year covered by the 2023 say on pay vote). The Compensation Committee considered how it could address the concerns underlying the vote; rescission of the contractual signing bonuses and time-based equity awards could not be done unilaterally and was not practicable given that those awards resulted from robust negotiations with long-serving executives with a proven track record of success that the company was eager to retain. Going forward, the Compensation Committee will strongly consider the necessity and appropriateness of those types of awards. To this end, when another of the company’s named executive officers renewed his employment agreement in late 2023, the agreement did not contain either a cash signing bonus or time-based equity awards—the only one-time awards were performance shares with aggressive stock price targets for their vesting.
In addition, the Compensation Committee does not believe that the performance share awards granted to the Chief Executive Officer and to the President/Chief Financial Officer in connection with the renewal of their employment agreements were excessive; rather, such awards, which vest only upon the attainment of aggressive stock price targets, incentivize meaningful stock price growth and fully align the interests of the executives with those of our shareholders. These awards were designed to deliver, annualized over the term of the executives’ employment agreements, total direct compensation that fits within the range of peer practices, with the vesting scales designed to deliver similar target values of awards at each stock price target, rather than having an award that is front-loaded.
As discussed below under “Use of Non-Overlapping Performance Metrics,” our Chief Executive Officer’s incentive/performance-based compensation now uses three separate and distinct performance metrics for different elements of compensation, as opposed to reliance on AOI for all. More generally, following last year’s say on pay vote, in an effort to better align with our stockholders’ viewpoints, our team has designed a more proactive stockholder engagement plan to foster a better ongoing open dialogue for stockholders to convey these viewpoints to management and our Board of Directors.
The Compensation Committee believes that the company’s executive compensation program continues to attract, retain and appropriately incentivize senior management. As demonstrated by the pie chart of our Chief Executive Officer’s compensation set forth below on page 40, our compensation program continues to emphasize performance-based elements in order to align the interests of our executives with those of our stockholders. The Compensation Committee will continue to consider the results from future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.
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Roles and Responsibilities
This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers (NEOs)” for 2023:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	President and Chief Financial Officer
Brian Capo	Chief Accounting Officer
John Hopmans	Executive Vice President
Michael Rowles	General Counsel
The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code, “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act and “independent” for purposes of the NYSE’s rules governing compensation committees. The Compensation Committee currently consists of Messrs. Hollingsworth, Iovine and Mays, and Ms. Watkins, with Mr. Hollingsworth serving as the committee’s Chair. The Compensation Committee is responsible for, among other things, administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:
•Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is traditionally tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2023 compensation that was performance-based:
•78% Performance-Based Non-Equity Incentive Plan
•22% Salary and Perquisites

Salary & Perquisites
22%
Non-Equity Incentive
Plan 78%

•Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily
40 | 2024 Proxy Statement

emphasizing, and the executive compensation program is designed primarily to reward, achievement of targeted Adjusted Operating Income, evaluated on a pro-forma, constant-currency basis and adjusted for certain legal settlements and judgments. Adjusted Operating Income is a non-GAAP financial measure that we define as operating income before certain stock-based compensation expense, loss or gain on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see pages 7 and 10 of Exhibit 99.1 to our Current Report on Form 8-K dated February 22, 2024.
•Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.
•Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. The performance share grants that our CEO, President/CFO and two other named executive officers received in connection with their 2022 and 2023 employment agreement renewals are intended to be the major equity component of their five-year compensation over the life of their employment agreements. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of our share ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.
•Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.
Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.
Compensation Setting Process
Compensation determinations made during 2023 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically.
Throughout 2023, the Compensation Committee engaged The Croner Company as an independent outside compensation consultant to advise the committee regarding its review of the executive compensation program. In such advisory role, The Croner Company assisted the Compensation Committee by providing the following services, among others:
•assisting in selecting a peer group of companies and in reviewing market data from the peer group as a reference point to gauge the reasonableness of the company’s compensation levels for its named executive officers, including with respect to salary, bonus and equity compensation;
•advising the Compensation Committee on executive compensation trends, including competitive practices in bonus and long-term incentives, performance measures, plan designs and stock plan ownership guidelines;
•providing an evaluation and assessment of risk in compensation program design, policies and procedures;
•assisting with the review of executive employment contract terms;
•benchmarking director compensation for Board and committee service;
•assisting the Committee with the periodic review of its charter; and
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•assisting in the review of portions of this Compensation Discussion and Analysis.
The peer group of companies was comprised of Activision Blizzard, Inc., Electronic Arts, Inc., Endeavor Group Holdings, Inc., Fox Corporation, Netflix, Inc., Paramount Global, Sirius XM Holdings, Inc., Spotify Technology S.A., Universal Music Group N.V., Warner Bros. Discovery and Warner Music Group Corp. The company conducted an evaluation of the independence of The Croner Company and its personnel who worked with the committee, considering the relevant SEC regulations and the listing standards of the NYSE, and concluded that the services performed by The Croner Company and its personnel raised no conflicts of interest.
The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Mr. Rapino and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.
None of our named executive officers are eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 56.
Use of Employment Agreements
As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.
We have entered into an employment agreement with each of our named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our named executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 56.
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Compensation Program Components
Our executive compensation program traditionally consists of the following components:
•base salary;
•cash performance bonuses;
•long-term equity incentive awards; and
•employee benefits and other perquisites.
We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs other than for the limited purpose of obtaining a reference point to gauge the reasonableness of the company’s compensation levels for its chief executive officer and chief financial officer.
Base Salary
We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion. No named executive officer has an employment agreement providing for automatic or minimum annual salary increases.
Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.
For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 56.
Cash Performance Bonuses
Annual cash bonus eligibility is traditionally provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. Our named executive officers’ cash performance bonus opportunity is set forth in each of their respective employment agreements, and such payments are currently not made under or pursuant to any other plan of the company, including without limitation the Existing 2005 Plan or the Amended 2005 Plan.
In February 2024, the Compensation Committee reviewed the named executive officers’ performance during 2023 and awarded cash performance bonuses to each of the named executive officers based on the achievement of pre-established targets, which were based on our achievement of Adjusted Operating Income targets on a pro-forma, constant-currency basis. In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.
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We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro-forma and constant-currency basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.
In February 2024 each named executive officer was awarded a cash performance bonus in respect of performance in 2023 as follows:
Michael Rapino. Under the terms of his employment agreement, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to $17.0 million during the calendar year in which the bonus was earned based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such targets). Mr. Rapino’s performance bonus eligibility for 2023 was based on the achievement of a company Adjusted Operating Income target. In March 2023, the Compensation Committee set for Mr. Rapino a target cash performance bonus of $17.0 million, based on the achievement of $1,510 million of company Adjusted Operating Income for the year, with the actual bonus to range between $15.3 million and $18.7 million for achievement of between 90% and 110% of such performance target, scaled based on straight-line interpolation.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. Accordingly, the Compensation Committee awarded Mr. Rapino a cash performance bonus of $18,700,000 for 2023, representing the bonus amount due for attainment of 110% (which was the maximum upward scaling) of targeted Adjusted Operating Income for the year.
Joe Berchtold. Under the terms of his employment agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 200% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Berchtold’s cash bonus eligibility for 2023 was based on the achievement of company Adjusted Operating Income. In March 2023, the Compensation Committee set a target bonus of $4,000,000 for Mr. Berchtold based on the achievement of $1,510 million of company Adjusted Operating Income for the year, with the actual bonus to range between $3.6 million and $4.4 million for achievement of between 90% and 110% of such performance target, scaled based on straight-line interpolation.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Berchtold a cash performance bonus of $4,400,000 for 2023, representing the bonus amount due for attainment of 110% (which was the maximum upward scaling) of targeted Adjusted Operating Income for the year.
Brian Capo. Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 50% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Capo’s cash bonus eligibility for 2023 was based on the achievement of company Adjusted Operating Income. In March 2023, the Compensation Committee set a target bonus of $212,500 for Mr. Capo based on the achievement of $1,510 million of company Adjusted Operating Income for the year, with the actual bonus to range between $191,250 and $212,500 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Capo a cash performance bonus of $212,500 for 2023, representing 100% of his targeted cash bonus for the year. However, $75,000 of this amount was withheld as repayment of the remaining amount owed from a 2021 cash bonus advance Mr. Capo received. As the full amount of the cash bonus advance was previously reported as compensation for 2021, only the net amount Mr. Capo actually received after repayment ($137,500) is considered 2023 compensation.
John Hopmans. Under the terms of his employment agreement, Mr. Hopmans is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Hopmans’ cash bonus eligibility for 2023 was based on
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the achievement of company Adjusted Operating Income. In March 2023, the Compensation Committee set a target bonus of $981,725 for Mr. Hopmans, based on the achievement of $1,510 million of company Adjusted Operating Income for the year, with the actual bonus to range between $883,553 and $981,725 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Hopmans a cash performance bonus of $981,725 for 2023, representing 100% of his targeted cash bonus for the year.
Michael Rowles. Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 150% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Rowles’ cash bonus eligibility for 2023 was based on the achievement of company Adjusted Operating Income. In March 2023, the Compensation Committee set a target bonus of $1,650,000 for Mr. Rowles, based on the achievement of $1,510 million of company Adjusted Operating Income for the year, with the actual bonus to range between $1,485,000 and $1,650,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Rowles a cash performance bonus of $1,650,000 for 2023, representing 100% of his targeted cash bonus for the year.
Long-Term Equity Incentive Awards
Overview
From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability, and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers are granted under our stock incentive plans and approved by the Compensation Committee.
The Compensation Committee administers the stock incentive plans, including approving award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:
•stock options;
•restricted stock;
•restricted stock units;
•deferred stock;
•stock appreciation rights; and
•performance-based cash and equity awards (e.g., performance shares).
Long-Term Equity Awards in 2023
Michael Rapino. Mr. Rapino was not granted equity awards in 2023.
Pursuant to the terms of his employment agreement, Mr. Rapino is eligible to receive an annual performance-based equity incentive award with a target value of not less than $10 million, based on the attainment of qualitative performance targets established annually by the Compensation Committee. In March 2023, the Compensation Committee set a target value of $10 million for this award, and established three classes of qualitative goals pertaining to diversity, leadership development and regulatory affairs. On February 28, 2024, the committee determined that Mr. Rapino had overall attained 96% on these three goals, and as a result he was issued 103,941 shares of restricted common stock (having a value equal to $9,600,000 based on the average closing price for the ten trading days preceding such issuance, per the terms of his employment agreement), with 50% of such shares
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vesting on the issuance thereof and the remaining 50% to vest on February 28, 2025, subject to Mr. Rapino’s continued employment with the company. Notwithstanding that it was made in respect of 2023 performance, this grant is considered compensation in respect of 2024 under the SEC’s rules, and thus is not included in the Summary Compensation Table below, but will instead be included in such table in respect of 2024 in the company’s 2025 proxy statement.
Joe Berchtold. Mr. Berchtold was not granted equity awards in 2023.
Brian Capo. On March 20, 2023, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Capo was granted 2,242 shares of restricted common stock. The shares of restricted stock have vesting as follows: (i) if the company achieved $1,510 million or more of Adjusted Operating Income in 2023, then 50% of such shares would vest on each of March 31, 2024 and March 31, 2025, (ii) if the company achieved less than $1,359 million in Adjusted Operating Income in 2023, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,359 million but less than $1,510 million in Adjusted Operating Income in 2023, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2024 and March 31, 2025 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Capo’s continued employment with the company.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 1,121 of these shares vested on March 31, 2024 and the remaining 1,121 shares will vest on March 31, 2025, subject to Mr. Capo’s continued employment with the company.
John Hopmans. On March 20, 2023, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Hopmans was granted 14,798 shares of restricted common stock. The shares of restricted stock have vesting as follows: (i) if the company achieved $1,510 million or more of Adjusted Operating Income in 2023, then 50% of such shares would vest on each of March 31, 2024 and March 31, 2025, (ii) if the company achieved less than $1,359 million in Adjusted Operating Income in 2023, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,359 million but less than $1,510 million in Adjusted Operating Income in 2023, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2024 and March 31, 2025 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Hopmans’ continued employment with the company.
In February 2024, the Compensation Committee determined that the company had achieved 120% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 7,399 of these shares vested on March 31, 2024 and the remaining 7,399 shares will vest on March 31, 2025, subject to Mr. Hopmans’ continued employment with the company.
On October 11, 2023, pursuant to the terms of his new employment agreement, Mr. Hopmans was granted an award of performance shares targeted at 289,300 shares. The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2024 through December 31, 2028 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. The shares of restricted stock issued in respect of vested performance shares will vest as follows: (i) 50% will vest on the date of attainment of the corresponding stock price target, (ii) 20% will vest on the first anniversary of such attainment date, (iii) 20% will vest on the second anniversary of such attainment date, and (iv) the remaining 10% will vest on the third anniversary of such attainment date (to the extent such anniversary occurs before December 31, 2028). To the extent any earned performance shares remain unvested as of December 31, 2028, such shares will vest on December 31, 2028. The vesting of the performance shares are subject to Mr. Hopmans’ continued employment with the company.
Michael Rowles. Mr. Rowles was not granted equity awards in 2023.
Timing of Equity Grants
The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.
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Use of Non-Overlapping Performance Metrics
With his 2022 employment agreement renewal, our Chief Executive Officer’s incentive/performance-based compensation was designed to utilize disparate/non-overlapping performance metrics in order for such compensation to be realized. Annual cash bonus opportunity is based on Adjusted Operating Income, vesting of the one-time award of performance shares is based on attainment of stock price targets, and vesting of the annual performance-based equity incentive award is based on qualitative performance goals set each year by the Compensation Committee.
Employee Benefits and Other Perquisites
The named executive officers are eligible to participate in our group benefits plan, which is generally available to all full-time employees in the United States and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) or a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.
In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2023:
•Mr. Rapino received an automobile allowance (pursuant to the terms of his employment agreement), personal use of private aircraft, and other small items. Additionally, in 2021, the company determined that the implementation of certain personal security measures for Mr. Rapino was warranted so that he could securely and safely conduct the company’s business. These measures included security at his personal residence. The company does not consider such security costs to be personal benefits because their necessity arose from Mr. Rapino’s position with the company; however, disclosure regulations require these security costs to be reported as personal benefits.
•Mr. Berchtold received tickets to certain sporting industry events, tickets to Live Nation events for certain friends and family members, and a company contribution under a 401(k) savings plan.
•Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2023.
•Mr. Hopmans received tickets to Live Nation events for certain friends and family members and a company contribution under a 401(k) savings plan.
•Mr. Rowles received tickets to Live Nation events for certain friends and family members and a company contribution under a 401(k) savings plan.
Pursuant to his employment agreement, our Chief Executive Officer is permitted to use private aircraft paid for by the company for personal travel for up to a maximum of one hundred twenty-five hours per year, with the value of such usage to be reported as a perquisite, with the perquisite amount based on the aggregate incremental cost to the company.
For perquisite disclosure purposes, we determine the aggregate incremental cost to the company of the named executive officers’ personal flights for our fractionally-owned aircraft by calculating the average variable aircraft operating costs per hour for each type of requested aircraft, which includes the hourly rate, fuel, landing fees, and other miscellaneous expenses. The calculated average variable operating cost per hour for each aircraft requested is multiplied by the total number of personal flight hours. For our aircraft membership program, we determine the average cost per hour based on the total amounts invoiced divided by the total actual hours flown. This average is multiplied by the number of personal flight hours.
We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated
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travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.
For further discussion of the above perquisites, see “Executive Compensation Tables—2023 Summary Compensation Table” below.
401(k) Savings Plan
We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 50% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our other U.S. employees. Fidelity Investments is the independent plan trustee. As of December 31, 2023, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our employees, including our named executive officers, this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.
Tax and Accounting Considerations
Tax Considerations
Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers, who are referred to as the Covered Persons. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2023, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.
The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.
Accounting Considerations
The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.
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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Chad Hollingsworth (Chair)
Jimmy Iovine
Randall Mays
Latriece Watkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2023, or at any other time, an officer or employee of Live Nation, and no member had any relationship arising in 2023 requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

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EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($) *
Michael Rapino	2023	3,000,000	—	—	—	18,700,000	1,738,317	23,438,317
President, Chief Executive	2022	3,000,000	6,000,000	116,741,758	—	12,000,000	1,263,807	139,005,565
Officer and Director	2021	2,562,500	—	10,584,334	—	—	695,630	13,842,464
Joe Berchtold	2023	2,000,000	—	—	—	4,400,000	85,940	6,485,940
President and	2022	1,300,000	6,000,000	42,401,504	—	2,600,000	54,591	52,356,095
Chief Financial Officer	2021	1,108,645	—	3,804,450	—	—	123,821	5,036,916
Brian Capo	2023	425,000	—	152,523	—	137,500	—	715,023
Chief Accounting Officer (6)	2022	425,000	—	—	—	137,500	—	562,500
	2021	336,995	350,000	207,925	—	—	—	894,920
John Hopmans	2023	981,725	—	21,392,825	—	981,725	11,005	23,367,280
Executive Vice President (7)	2022	981,725	—	3,706,691	—	981,725	—	5,670,141
	2021	838,557	—	145,566	—	—	—	984,123
Michael Rowles	2023	1,100,000	—	—	—	1,650,000	78,768	2,828,768
General Counsel and	2022	800,000	—	5,495,096	—	800,000	52,489	7,147,585
Secretary	2021	683,333	—	368,730	—	—	54,212	1,106,275

*	The total compensation shown is calculated in accordance with Item 402 of Regulation S-K.
(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.
(2)	The amounts set forth in this column for 2022 is a signing bonus of $6,000,000 for Mr. Rapino and Mr. Berchtold, respectively, as stated within their respective employment agreements. See the Named Executive Officer Employment Agreements & Other Compensation Information section.
(3)
The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. All of these awards were granted under our stock incentive plans.

(4)
The amounts set forth in this column for 2023 and 2022 reflect cash performance bonuses that were paid in 2024 and 2023, respectively, but was earned based upon obtaining 2023 and 2022 financial performance goals, respectively. The cash performance bonus opportunity is set forth in each of their respective employment agreements, and such payments are currently not made under or pursuant to any other plan of the company, including without limitation the Existing 2005 Plan or the Amended 2005 Plan. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section.

(5)	The amounts for 2023 represent (i) for Mr. Rapino, personal security provided at his residence and during personal travel of $1,042,080, personal use of private aircraft of $614,778, an automobile allowance of $75,000 and other small items; (ii) for Mr. Berchtold, tickets to Live Nation events for certain friends and family members and to certain sporting industry events of $78,315 and a company contribution under a 401(k) savings plan, (iii) for Mr. Hopmans, tickets to Live Nation events for certain friends and family members and a company contribution under a 401(k) savings plan and (iv) for Mr. Rowles, tickets to Live Nation events for certain friends and family members of $69,793 and a company contribution under a 401(k) savings plan. Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2023.
(6)	The bonus amount for 2021 represents a bonus advance to Mr. Capo. In November 2021, Mr. Capo was awarded a bonus of $200,000, the full amount of which was offset against the $350,000 bonus advance. In March 2023, Mr. Capo was awarded a cash performance bonus of $212,500 for 2022, with $75,000 of this amount withheld as recoupment of his 2021 bonus advance. In February 2024, Mr. Capo was awarded a cash performance bonus of $212,500 for 2023, with $75,000 of this amount withheld as recoupment of his 2021 bonus advance. As the full amount of the bonus advance was previously reported as compensation for 2021, the net amount Mr. Capo actually received after repayment ($137,500) is considered 2022 and 2023 compensation.
(7)	Mr. Hopmans became a named executive officer effective July 1, 2021. The amounts reflected in the table for 2021 are for the full year.
50 | 2024 Proxy Statement

2023 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2023 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Rapino	3/20/23	15,300,000	17,000,000	18,700,000	—	—	—	—	—	—	—
Joe Berchtold	3/20/23	3,600,000	4,000,000	4,400,000	—	—	—	—	—	—	—
Brian Capo	3/20/23	191,250	212,500	—	—	—	—	—	—	—	—
	3/20/23	—	—	—	2,018	2,242 (3)	—	—	—	—	152,523
John Hopmans	3/20/23	883,553	981,725	—	—	—	—	—	—	—	—
	3/20/23	—	—	—	13,318	14,798 (3)	—	—	—	—	1,006,708
	10/11/23	—	—	—	—	289,300 (4)	289,300	—	—	—	20,386,117
Michael Rowles	3/20/23	1,485,000	1,650,000	—	—	—	—	—	—	—	—

(1)	The amounts reflect the number of shares of restricted stock or stock options granted under our stock incentive plans.
(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(3)	These restricted stock awards vested 50% on March 31, 2024, in connection with our achievement of the financial performance target established by the Compensation Committee, and the remaining 50% of the award will vest on March 31, 2025, subject to the named executive officer’s continued employment with the company.
(4)	Represents performance award shares that will vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2024 through December 31, 2028 upon attainment of various stock price targets for a period of 60 days.

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2023 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards at December 31, 2023.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael Rapino	150,000	—	—	25.33	1/2025	—	—	—	—
	282,024	—	—	19.36	2/2026	—	—	—	—
	195,578	—	—	29.03	3/2027	—	—	—	—
	—	—	—	—	—	12,854	1,203,134	—	—
	—	—	—	—	—	333,751	31,239,094	—	—
	—	—	—	—	—	—	—	1,117,037	104,554,663
Joe Berchtold	44,403	—	—	25.33	1/2025	—	—	—	—
	134,881	—	—	19.36	2/2026	—	—	—	—
	93,537	—	—	29.03	3/2027	—	—	—	—
	—	—	—	—	—	5,570	521,352	—	—
	—	—	—	—	—	—	—	744,690	69,702,984
Brian Capo	5,000	—	—	25.33	1/2025	—	—	—	—
	—	—	—	—	—	500	46,800	—	—
	—	—	—	—	—	2,242	209,851	—	—
John Hopmans	83,480	—	—	29.03	3/2027	—	—	—	—
	35,280	—	—	44.05	3/2028	—	—	—	—
	300,000	—	—	56.77	2/2029	—	—	—	—
	—	—	—	—	—	4,206	393,682	—	—
	—	—	—	—	—	14,798	1,385,093	—	—
	—	—	—	—	—	—	—	289,300	27,078,480
Michael Rowles	35,000	—	—	24.96	3/2025	—	—	—	—
	91,964	—	—	19.36	2/2026	—	—	—	—
	63,776	—	—	29.03	3/2027	—	—	—	—
	14,375	—	—	44.05	3/2028	—	—	—	—
	11,000	—	—	56.77	2/2029	—	—	—	—
	—	—	—	—	—	1,000	93,600	—	—
	—	—	—	—	—	1,928	180,461	—	—
	—	—	—	—	—	—	—	74,469	6,970,298

52 | 2024 Proxy Statement

(1)	The following table provides information with respect to our named executive officers’ earned but unvested restricted and deferred stock awards as of December 31, 2023.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	John Hopmans	Michael Rowles
January 2024	95,357	—	—	—	—
February 2024	—	—	500	—	1,000
March 2024	12,854	5,570	1,121	11,605	1,928
January 2025	59,598	—	—	—	—
March 2025	—	—	1,121	7,399	—
January 2026	59,599	—	—	—	—
January 2027	59,598	—	—	—	—
December 2027	59,599	—	—	—	—
Total	346,605	5,570	2,742	19,004	2,928

(2)
Market value of restricted stock grants is determined by using the closing price of $93.60 per share for our common stock on December 29, 2023, the last business day of the 2023 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

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2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Michael Rapino (2)	—	—	69,303	4,851,210
Joe Berchtold (3)	357,300	25,149,589	25,670	1,796,900
Brian Capo (4)	—	—	1,875	130,183
John Hopmans (5)	—	—	10,456	724,295
Michael Rowles (6)	100,000	5,710,000	5,228	363,642

(1)	Represents gross shares and related value acquired on vesting, before shares withheld for tax purposes.
(2)	Upon the vesting of Mr. Rapino’s restricted stock awards, 22,204 shares of our common stock with an aggregate value on vesting of $1,554,280 were withheld to satisfy tax withholding obligations.
(3)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 12,728 shares of our common stock with an aggregate value on vesting of $890,960 were withheld to satisfy tax withholding obligations.
(4)	Upon the vesting of Mr. Capo’s restricted stock awards, 786 shares of our common stock with an aggregate value on vesting of $54,542 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Mr. Hopmans’ restricted stock awards, 4,277 shares of our common stock with an aggregate value on vesting of $296,717 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Mr. Rowles’ restricted stock awards, 2,147 shares of our common stock with an aggregate value on vesting of $149,469 were withheld to satisfy tax withholding obligations.
54 | 2024 Proxy Statement

2023 Potential Payments Upon Termination or Change in Control

Name	Benefit (1)	Termination w/o Cause ($)	Resignation w/Good Reason ($)	Death ($)	Disability ($) (2)	Change in Control ($)
Michael Rapino	Severance (3)	30,000,000	30,000,000	15,000,000	15,000,000	—
	Equity Awards (3)(4)	136,996,891	136,996,891	32,442,228	136,996,891	136,996,891
	Medical Benefits (3)	180,000	180,000	—	—	—
Total		167,176,891	167,176,891	47,442,228	151,996,891	136,996,891
Joe Berchtold	Severance (5)	8,400,000	8,400,000	4,400,000	4,400,000	—
	Equity Awards (4)(5)	521,352	521,352	521,352	521,352	521,352
Total		8,921,352	8,921,352	4,921,352	4,921,352	521,352
Brian Capo	Severance (6)	318,750	318,750	—	—	—
	Equity Awards (4)	—	—	256,651	—	256,651
Total		318,750	318,750	256,651	—	256,651
John Hopmans	Severance (7)	2,945,175	2,945,175	981,725	981,725	—
	Equity Awards (4)(7)	1,778,774	1,778,774	1,778,774	1,778,774	1,778,774
Total		4,723,949	4,723,949	2,760,499	2,760,499	1,778,774
Michael Rowles	Severance (8)	3,850,000	3,850,000	1,650,000	1,650,000	—
	Equity Awards (4)(8)	274,061	274,061	274,061	274,061	274,061
Total		4,124,061	4,124,061	1,924,061	1,924,061	274,061

(1)
All benefits are calculated as if these events were to occur on December 29, 2023, the last business day of the 2023 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus based on the most recent forecast available at the time of termination, which for purposes of this table would be for 2023. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.

(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.
(3)
If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $30,000,000 (which represents the Rapino Company Severance ($6,000,000), as defined below under “Named Executive Officer Employment Agreements & Other Compensation Information—Michael Rapino,” and his 2022 performance bonus ($24,000,000)), (ii) the acceleration of all stock options, restricted stock awards and performance stock awards and (iii) a payment of $5,000 per month for up to three years in respect of continued medical coverage.

(4)	In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation or Ticketmaster stock incentive plans would immediately vest in their entirety pursuant to the terms of the applicable grant agreements (applicable to all employees generally). The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 29, 2023 of $93.60, but exclude stock options where the exercise price exceeds the closing sale price of our common stock on such date.
(5)
If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $8,400,000 (representing $4,000,000 in salary payout and his 2023 performance bonus ($4,400,000)) and (ii) the acceleration of all stock options, restricted stock awards and performance stock awards. If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive $4,400,000, representing his performance bonus for 2023.

(6)	If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $318,750, representing a salary payout.
(7)
If Mr. Hopmans’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,945,175 (representing $1,963,450 in salary payout and his 2023 performance bonus ($981,725)) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Hopmans’ employment is terminated due to his death or disability, he would receive $981,725, representing his performance bonus for 2023.

(8)
If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $3,850,000 (representing $2,200,000 in salary payout and his 2023 performance bonus ($1,650,000)) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $1,650,000, representing his performance bonus for 2023.

Change in Control Provisions
For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.
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Named Executive Officer Employment Agreements & Other Compensation Information
We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:
Michael Rapino
In December 2017, we entered into an employment agreement with Mr. Rapino (the “Rapino 2017 Agreement”), which was effective as of November 1, 2017, with a term ending on December 31, 2022. In July 2022, we entered into a new employment agreement with Mr. Rapino effective as of July 1, 2022 (the “Rapino 2022 Agreement”), with a term ending on December 31, 2027. Pursuant to his employment agreement, Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company.
Pursuant to the Rapino 2017 Agreement, Mr. Rapino received a base salary of $3,000,000 per year, with no guaranteed annual minimum increases. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rapino voluntarily agreed to temporarily reduce his salary by 100% beginning April 16, 2020, which amount was subsequently changed to 50% of his contractual level on June 1, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr Rapino’s salary returned to contractual levels on April 16, 2021. Effective July 1, 2022, Mr. Rapino receives a base salary of $3,000,000 per year pursuant to the Rapino 2022 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of the Rapino 2022 Agreement, in July 2022 Mr. Rapino was granted (i) 333,751 shares of restricted stock, of which 95,357 shares will vest on January 1, 2024 and the remaining shares will vest annually in four equal installments, and (ii) a grant targeted at 1,117,037 performance shares (the “Rapino Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from July 1, 2022 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of such performance shares. Mr. Rapino also received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the Rapino 2022 Agreement.
Under the Rapino 2017 Agreement, Mr. Rapino was eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target). Under the Rapino 2022 Agreement, beginning in 2023 Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to $17,000,000 during the calendar year in which the bonus was earned ranging from 0% to 110% of the target amount as determined by the Compensation Committee, which will establish financial performance targets based on targeted AOI for the company. Mr. Rapino received no performance bonus for calendar year 2022 under the Rapino 2022 Agreement, but rather his bonus was payable under the Rapino 2017 Agreement, as if the Rapino 2017 Agreement had remained in effect for the full calendar year of 2022.
Under the Rapino 2022 Agreement, beginning in 2023, Mr. Rapino is entitled to receive an annual performance-based grant of restricted shares of Company common stock with an annual target value of not less than $10,000,000, based on the attainment of qualitative performance targets to be established by the Compensation Committee. Upon determination of attainment of the performance goals for a particular calendar year, Mr. Rapino will be issued the restricted shares of Company common stock, which shall vest 50% on the date of issuance and 50% on the first anniversary of the date of issuance. The Rapino 2022 Agreement additionally provides that Mr. Rapino is permitted to use private aircraft paid for by the company for personal travel for up to a maximum of one hundred twenty-five hours per year.
The Rapino 2022 Agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by the company upon Mr. Rapino’s disability, (iii) may be terminated by the company at any time (a) without “cause” (as defined below), or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists, and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below), or (b) with “good reason,” subject in some cases to our right to cure.
56 | 2024 Proxy Statement

If Mr. Rapino’s employment is terminated due to his death or disability, under the Rapino 2022 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
•a cash payment equal to the sum of his base salary and an amount equal to his most recent performance bonus for the year prior to termination; and
•acceleration of vesting of all of his equity awards and the extension of their exercisability for the life of such awards (with the Rapino Signing Performance Shares to vest (i) based on the then-currently achieved target stock price in the case of death, and (ii) as if the highest target stock price had been achieved in the case of disability).
If Mr. Rapino’s employment is terminated by the company for “cause” or by Mr. Rapino without “good reason”, he is entitled to receive:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay; and
•unreimbursed expenses.
If Mr. Rapino’s employment is terminated by the company without “cause” or by Mr. Rapino for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
and, subject to Mr. Rapino signing a general release of claims,
•a cash payment, referred to as the Rapino Company Severance, equal to the sum of Mr. Rapino’s base salary and the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by two;
•for the period commencing with the first full calendar month following the date of termination and ending on the earlier of (A) the day preceding the third anniversary thereof or (B) the date on which Mr. Rapino becomes entitled to coverage under the group health plan of a subsequent employer, a payment of $5,000 per month in respect of continued medical coverage for Mr. Rapino and his dependents; and
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino (with the Rapino Signing Performance Shares to vest as if the highest target stock price had been achieved).
For purposes of the Rapino 2022 Agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the company; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any intentional act of fraud, embezzlement, theft or other act of dishonesty against the company that causes material and demonstrable injury, monetarily or otherwise to the company; or (v) Mr. Rapino’s material breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to the company.
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For purposes of the Rapino 2022 Agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity; (ii) a breach by the company of a material provision of the employment agreement; (iii) failure to renominate Mr. Rapino to the company’s board of directors; (iv) requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties, responsibilities or authority or a change in his title; (vi) the assignment to Mr. Rapino of duties inconsistent with the usual and customary duties associated with a president and chief executive officer of entities comparable to the company; and (vii) a transfer of Mr. Rapino’s primary workplace away from Los Angeles.
The Rapino 2022 Agreement also contains non-disclosure, non-solicitation and indemnification provisions.
Joe Berchtold
In December 2017, we entered into an employment agreement with Mr. Berchtold effective as of January 1, 2018 (the “Berchtold 2018 Agreement”), with a term that ended on December 31, 2022. In December 2022, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2023 (the “Berchtold 2023 Agreement”), with a term ending on December 31, 2027, pursuant to which he serves as our President and Chief Financial Officer. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.
Effective January 1, 2018, Mr. Berchtold received a base salary of $1,300,000 per year pursuant to the Berchtold 2018 Agreement. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Berchtold voluntarily agreed to temporarily reduce his salary by 50% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr. Berchtold’s salary returned to contractual levels on April 16, 2021. Effective January 1, 2023, Mr. Berchtold receives a base salary of $2,000,000 per year pursuant to the Berchtold 2023 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of the Berchtold 2023 Agreement, in December 2022 Mr. Berchtold was granted an award targeted at 744,691 performance shares (the “Berchtold Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of the Berchtold Signing Performance Shares. Mr. Berchtold also received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the Berchtold 2023 Agreement.
Under the terms of the Berchtold 2023 Agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his base salary, ranging from 0% to 110% of the target amount, based on the achievement of performance targets to be established by the Compensation Committee.
The Berchtold 2023 Agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by the company upon Mr. Berchtold’s disability, (iii) may be terminated by the company at any time without “cause” (as defined below) or for “cause,” subject to Mr. Berchtold’s general right to cure, or (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to the company’s right to cure.
If Mr. Berchtold’s employment is terminated by reason of death or disability or by the company for “cause,” under the Berchtold 2023 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (in cases of death or disability only, with the Berchtold Signing Performance Shares to vest (i) in the case of disability occurring on or prior to June 30, 2025 or death, based on the then-currently achieved target stock price if termination occurs on or prior to June 30, 2025, or (ii) in the case of disability occurring after June 30, 2025, as if the highest target stock price had been achieved); and
58 | 2024 Proxy Statement

•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Berchtold’s employment is terminated by the company without “cause,” or by Mr. Berchtold for “good reason,” under the Berchtold 2023 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by two and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (with the Berchtold Signing Performance Shares to vest (i) based on the then-currently achieved target stock price if termination occurs on or prior to June 30, 2025, or (ii) as if the highest target stock price had been achieved if termination occurs after June 30, 2025); and.
For purposes of the Berchtold 2023 Agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of the company’s policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of the company’s board of directors, has resulted in, or would result in, material injury to the company’s reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of the company’s employment policies.
For purposes of the Berchtold 2023 Agreement, “good reason” is defined as: (i) a repeated failure by the company to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.
The Berchtold 2023 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Brian Capo
In December 2007, we entered into, and in December 2008 and October 2009, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. In May 2022, we entered into a new employment agreement with Mr. Capo effective as of January 1, 2022 (the “Capo 2022 Agreement”), with a term ending on December 31, 2026. After that date, unless earlier terminated, Mr. Capo’s employment will be on an at-will basis.
Effective January 1, 2020, the Compensation Committee set Mr. Capo’s base salary at $363,500. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Capo voluntarily agreed to temporarily reduce his salary by 25% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 40%. Mr. Capo’s salary returned to contractual levels on April 16, 2021. Effective January 1, 2022, Mr. Capo received a base salary of $425,000 per year pursuant to the Capo 2022 Agreement, which amount was increased to $450,000 effective January 1, 2024. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
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Under the Capo 2022 Agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 50% of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.
The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).
If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses; and
•any payments to which he may be entitled under any applicable employee benefit plan.
If Mr. Capo’s employment is terminated by us without “cause,” or by Mr. Capo for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan; and
•subject to Mr. Capo signing a general release of claims, a cash payment equal to Mr. Capo’s base salary for nine months.
For purposes of the employment agreement, “good reason” is defined as a material reduction of Mr. Capo’s duties, responsibilities, authority or compensation.
The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.
John Hopmans
In January 2015, we entered into, and in January 2019, we amended, an employment agreement with Mr. Hopmans effective as of January 1, 2015 (the “Hopmans 2015 Agreement”), with a term that ended on December 31, 2023. In October 2023, we entered into a new employment agreement with Mr. Hopmans effective as of January 1, 2024 (the “Hopmans 2024 Agreement”), with a term ending on December 31, 2028, pursuant to which he serves as our Executive Vice President, M&A and Strategic Finance. After that date, unless earlier terminated, Mr. Hopmans’ employment will be on an at-will basis.
Effective January 1, 2015, Mr. Hopmans received a base salary of $981,725 per year pursuant to the Hopmans 2015 Agreement. Effective January 1, 2024, Mr. Hopmans receives a base salary of $1,500,000 per year pursuant to the Hopmans 2024 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of the Hopmans 2024 Agreement, in October 2023, Mr. Hopmans was granted an award targeted at 289,300 performance shares (the “Hopmans Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2024 through December 31, 2028 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2023, no stock price targets had been met in respect of such performance shares.
Mr. Hopmans is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Hopmans 2024 Agreement (i) will terminate upon Mr. Hopmans’ death, (ii) may be terminated by us upon Mr. Hopmans’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,”
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subject to Mr. Hopmans’ general right to cure, or (iv) may be terminated by Mr. Hopmans (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Hopmans’ employment is terminated by reason of death or disability or by us for “cause,” under the Hopmans 2024 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Hopmans (in cases of death or disability only, with the Hopmans Signing Performance Shares to vest based on the then-currently achieved target stock price); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Hopmans’ employment is terminated by us without “cause,” or by Mr. Hopmans for “good reason,” under the Hopmans 2024 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Hopmans signing a general release of claims, a cash payment equal to Mr. Hopmans’ base salary multiplied by two and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Hopmans (with the Hopmans Signing Performance Shares to vest based on the then-currently achieved target stock price).
For purposes of the Hopmans 2024 Agreement, “cause” means: (i) conduct by Mr. Hopmans constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Hopmans of a material duty under the employment agreement, (iii) Mr. Hopmans’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Hopmans, a plea of nolo contendere by Mr. Hopmans or other conduct by Mr. Hopmans that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Hopmans to comply with a material term of the employment agreement or (vi) a material violation by Mr. Hopmans of our employment policies.
For purposes of the Hopmans 2024 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Hopmans’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Hopmans’ principal work location outside Los Angeles.
The Hopmans 2024 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Michael Rowles
In December 2017, we entered into an employment agreement with Mr. Rowles effective as of January 1, 2018 (the “Rowles 2018 Agreement”), with a term that ended on December 31, 2022. In December 2022, we entered into a new employment agreement with Mr. Rowles effective as of January 1, 2023 (the “Rowles 2023
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Agreement”), with a term ending on December 31, 2027, pursuant to which he serves as our General Counsel. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.
Effective January 1, 2018, Mr. Rowles received a base salary of $800,000 per year pursuant to the Rowles 2018 Agreement. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rowles voluntarily agreed to temporarily reduce his salary by 50% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr Rowles’ salary returned to contractual levels on April 16, 2021. Effective January 1, 2023, Mr. Rowles receives a base salary of $1,100,000 per year pursuant to the Rowles 2023 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
Pursuant to the Rowles 2023 Agreement, in December 2022 Mr. Rowles was granted an award targeted at 74,469 performance shares (the “Rowles Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of such performance shares.
Under the Rowles 2023 Agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 150% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Rowles 2023 Agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Rowles’ general right to cure, or (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” under the Rowles 2023 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (in cases of death or disability only, with the Rowles Signing Performance Shares to vest based on the then-currently achieved target stock price); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” under the Rowles 2023 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by two and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (with the Rowles Signing Performance Shares to vest based on the then-currently achieved target stock price).
For purposes of the Rowles 2023 Agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by
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Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.
For purposes of the Rowles 2023 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.
The Rowles 2023 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Other Compensation Information
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Rapino, our Chief Executive Officer as of December 31, 2023 pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K, which we refer to as Item 402. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
To identify our median employee, we first determined our employee population as of December 31, 2023, which consisted of employees located in the U.S. and internationally, representing all full-time, part-time, seasonal and temporary employees employed by our company on that date. As is typical for an entertainment company in the concerts industry, a significant portion of our employee population consists of part-time, seasonal and temporary employees who work in our venues and festivals, and in our call centers, who by nature of their limited hours worked during the year have relatively low total compensation. Item 402 does not permit making annualized or full-time equivalent adjustments to the compensation of these individuals. We did not exclude any groups of employees under the 5 percent de minimis threshold permitted by the SEC. Using information from our payroll records, we then measured each employee's gross wages for calendar year 2023 in a consistent manner across jurisdictions using different payroll systems. For non-U.S. employees paid in local currency, the total annual compensation was translated to U.S. dollars using published exchange rates as of December 31, 2023. As permitted by Item 402, the company annualized the total compensation for permanent employees that were employed for less than the full fiscal year (i.e., employees who were hired mid-year 2023), but did not make any cost-of-living or other adjustments.
Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above.
Using these guidelines, our Chief Executive Officer had annual total compensation of $23,438,317 and the median-compensated employee at Live Nation (who was a seasonal, part-time employee as discussed above) had annual total compensation of $28,207, which resulted in a ratio of 831:1. Comparing the Chief Executive Officer’s compensation to that for U.S. full-time salaried employees (with a median of $83,189, in order to exclude those employees discussed above who are not comparable due to the nature of their roles and limited hours worked), the ratio would be 282:1.
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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the company’s performance, see “Compensation Discussion and Analysis” beginning on page 35 above. The amounts in the tables below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to restricted stock, performance share and stock option awards. See the “Options Exercised and Stock Vested” table on page 54 above.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group ($)(6)	Net Income (Loss) ($ 1,000s)(7)	Adjusted Operating Income (Loss) ($ 1,000s)(8)
2023	23,438,317	68,190,659	8,349,253	14,016,281	130.96	125.84	563,280	1,862,389
2022	139,005,565	35,618,299	16,434,080	5,192,894	97.58	90.73	295,986	1,407,182
2021	13,842,464	84,307,437	2,421,334	10,977,325	167.47	150.03	(650,904)	323,863
2020	4,781,510	5,433,446	1,296,514	1,709,186	102.81	146.81	(1,724,535)	(1,015,892)
(1)    Reflects compensation amounts reported in the “Summary Compensation Table” (SCT) for our CEO, Michael Rapino, for the respective years shown.
(2)    “Compensation actually paid” (CAP) to our CEO in each of 2023, 2022, 2021, and 2020 reflects the respective amounts set forth in the SCT column of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020	2021	2022	2023
CEO	Michael Rapino	Michael Rapino	Michael Rapino	Michael Rapino
SCT Total Compensation ($)	4,781,510	13,842,464	139,005,565	23,438,317
Less: Equity Award Values Reported in SCT for the Year ($)	(2,902,991)	(10,584,334)	(116,741,758)	—
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested ($)	3,510,728	14,171,296	73,579,154	—
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	—	—	8,661,292	—
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested ($)	3,395,651	66,634,819	(2,819,678)	44,734,323
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	(3,351,452)	3,753,920	(66,066,276)	18,019
Less: Fair Value of Equity Awards Forfeited during the Year ($)	—	(3,510,728)	—	—
Compensation Actually Paid ($)	5,433,446	84,307,437	35,618,299	68,190,659
(3)    The following non-CEO named executive officers are included in the average figures shown:
2023 and 2022: Joe Berchtold, Brian Capo, John Hopmans, and Michael Rowles.
2021: Joe Berchtold, Brian Capo, John Hopmans, Michael Rowles, and Kathy Willard. Ms. Willard stepped down from the Chief Financial Officer position effective June 30, 2021. Mr. Hopmans became a named executive officer effective July 1, 2021. The amounts reflected in the table for calculating the non-CEO NEOs average compensation amounts includes Ms. Willard’s and Mr. Hopmans’ full year compensation.
2020: Joe Berchtold, Brian Capo, Michael Rowles, and Kathy Willard
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(4)    Average CAP for our non-CEO NEOs in each of 2023, 2022, 2021, and 2020 reflects the respective amounts set forth in the Average SCT Total for non-CEO NEOs column of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020 Average	2021 Average	2022 Average	2023 Average
Non-CEO NEOs	See note (3)	See note (3)	See note (3)	See note (3)
SCT Total Compensation ($)	1,296,514	2,421,334	16,434,080	8,349,253
Less: Equity Award Values Reported in SCT for the Year ($)	(708,037)	(1,559,930)	(12,900,823)	(5,386,337)
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested ($)	856,262	2,097,304	10,859,482	6,023,274
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	—	—	1,311,224	—
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested ($)	466,755	8,225,115	(1,260,603)	5,153,535
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	(202,308)	562,661	(9,250,466)	(123,444)
Less: Fair Value of Equity Awards Forfeited during the Year ($)	—	(769,159)	—	—
Compensation Actually Paid ($)	1,709,186	10,977,325	5,192,894	14,016,281
(5)    For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of Live Nation with an initial $100 invested on December 31, 2019 for the measurement periods ending on December 31, 2023, 2022, 2021 and 2020, respectively.
(6)    For the relevant fiscal year, represents the cumulative TSR of the Peer Group (“Peer Group TSR”) with an initial $100 invested on December 31, 2019, including reinvestment of dividends, for the measurement periods ending on December 31, 2023, 2022, 2021 and 2020, respectively. The Peer Group includes Electronic Arts Inc., Endeavor Group Holdings Inc., Fox Corporation, Netflix Inc., Paramount Global, Sirius XM Holdings Inc., Spotify Technology S.A., Universal Music Group N.V., Warner Bros Discovery Inc., and Warner Music Group Corporation.
(7)    Reflects “Net income (loss) attributable to common stockholders of Live Nation” in the company’s Consolidated Statement of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020. In mid-March 2020, the company ceased all Live Nation tours and closed its venues due to the COVID-19 pandemic. Our operations remained largely closed until the third quarter of 2021, when we saw a meaningful restart of operations with outdoor amphitheater events and festivals taking place in both the United States and United Kingdom. These circumstances had a materially negative impact on our financial results for 2020 and 2021.
(8)    Company-selected Measure is adjusted operating income (loss) (“AOI”) which is described below. In mid-March 2020, the company ceased all Live Nation tours and closed its venues due to the COVID-19 pandemic. Our operations remained largely closed until the third quarter of 2021, when we saw a meaningful restart of operations with outdoor amphitheater events and festivals taking place in both the United States and United Kingdom. These circumstances had a materially negative impact on our financial results for 2020 and 2021.

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Pay versus Performance Descriptive Disclosure
We chose Adjusted Operating Income as our Company Selected Measure for evaluating Pay versus Performance because it is used both to determine our NEOs’ cash performance bonus opportunity as well as a vesting condition for restricted stock awards to our NEOs. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally.
The company’s TSR performance outpaced that of our peers from 2021 to 2023, but lagged our peers in 2020, as the company was particularly impacted by the COVID-19 pandemic with its operations shut for most of that year. There is a positive relationship between TSR and Compensation Actually Paid (CAP) for all NEOs as a group between 2020 and 2021, 2021 and 2022, and 2022 and 2023.
Between 2020 and 2021 and between 2022 and 2023, there is a positive relationship between Net Income and CAP for all NEOs as a group, and between 2021 and 2022, there is an inverse relationship between Net Income and CAP for all NEOs as a group. The increase in Net Income between 2020 and 2023 didn’t directly correlate to CAP for all years because Net Income is not a metric used in determining either cash performance bonus opportunities for our NEOs or the vesting of restricted stock awards granted to them, and due to CAP being driven up by a large positive change in the fair value of equity awards granted in prior years that remained unvested in 2021 that was driven by strong stock price performance for the company in 2021. Similarly, there is a positive relationship between Adjusted Operating Income and CAP for all NEOs as a group between 2020 and 2021 and between 2022 and 2023. There was an inverse relationship for all NEOs as a group between 2021 and 2022. This trend was also driven by 2021, where the company’s strong stock performance resulted in a large positive change in the fair value of equity awards granted in prior years that remained unvested, thus driving up CAP for all NEOs as a group relative to the preceding and following years.
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Pay versus Performance Tabular List
Listed below are the financial and non-financial performance measures which in our assessment represent the most important financial and non-financial performance measures we use to link the CAP of our named executive officers, for 2023, to the Company’s performance. The company had only two such measures that were actually used or considered by the Compensation Committee in 2023.

Measure	Nature	Explanation
Adjusted Operating Income (Loss)	Financial measure	We use AOI to evaluate the performance of the Company and define AOI as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. Cash performance bonuses and the vesting of restricted stock awards to NEOs are both tied to AOI.
Stock Price	Financial measure	We have performance share awards for certain NEOs, the vesting of which is tied to the Company’s stock price.

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CORPORATE SOCIAL RESPONSIBILITY
Live Nation grew into a Fortune 500 company and the global leader in live entertainment by continually taking steps to improve our business and the impact we have. Our board of directors as well as the Audit and Nominating and Governance Committees of our board of directors exercise oversight responsibility for the environmental, social and governance aspects of our business. We strive to serve the best interests of our stockholders, while also honoring the needs of our artists, fans, employees, business partners, and the communities our events call home. We strongly believe adapting our social foundation alongside our business fundamentals sets us up to thrive long term.
In a typical year, Live Nation Entertainment puts on more than 50,000 concerts and hundreds of festivals for over 145 million fans in 45+ countries. We have the most influence over events playing in venues that we own and operate, and given the scale of our business even the smallest change we make can have a huge impact. For events playing in third-party venues, we look to share recommendations to help artists and operators implement industry best practices.
To direct, support, and implement our Environmental, Social and Governance (ESG) efforts, we have formed a dedicated ESG Steering Committee. Chaired by our President and Chief Financial Officer, our ESG SteerCo is composed of various cross-functional leaders from venue operations, concert promotions, risk, compliance, sustainability, communications, diversity, investor relations, and more. In 2023, we focused our efforts on better understanding ESG-related risks facing our business, upcoming regulations, and identifying mitigation activities and initiatives to improve our regulatory preparedness.
Supporting Sustainability
Our Green Nation Charter takes a holistic approach to improving environmental impacts across our events in line with the UN’s Sustainable Development Goals, addressing key areas within climate change, resource efficiency, and public engagement. In 2023, we completed our Scope 1 & 2 greenhouse gas emissions inventory and are in the process of developing a roadmap for emissions reductions and risk mitigation. We are actively engaging in efforts globally to work toward each of our priority areas.
Some of the key initiatives and accomplishments to date within each are:
Energy & Emissions: Our primary sources of scope 1 & 2 emissions come from the energy used to power our events. In 2023, we conducted energy audits with select venues in the US and Europe to better understand our energy performance and identify further efficiency measures and renewable energy opportunities. In 2024, we plan on using the results of these audits to inform the development of venue design and operating standards as well as exploring renewable energy options. Additionally, in 2023, we worked to reduce festival emissions by cutting back on diesel fuel and switching to lower carbon solutions to power our festivals, including using biofuels instead of diesel, expanding grid power, and piloting battery technology. We plan to expand on this work in 2024.
A few examples of initiatives that support our work on energy & emissions include:
•Live Nation UK has led efforts to expand grid power to more of its festivals, which can significantly cut back on the need for diesel generators.
•Live Nation Norway partnered with a renewable energy and technology company to focus on developing mobile batteries and future energy solutions to pursue low to no emissions within Norway’s live music scene.
•In the US, C3 Presents engaged its primary power provider to pilot battery power solutions at major festivals, including Lollapalooza and Austin City Limits, with plans to continue these pilots into 2024.
•More than 46 Live Nation festivals globally substituted biofuels for diesel, proving the feasibility and scalability of biofuels as an important solution to cutting emissions at scale.
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Circularity/Zero Waste: Live Nation has been implementing programs in support of our goal to produce zero-waste events and eliminate the sale of single-use plastics at our events. These include on-site waste sorting teams, composting and donation programs, and investments in Liquid Death aluminum canned water and TURN reusable cups. In 2023, we continued to scale these efforts. Highlights include:
•TURN: In 2023, Live Nation deployed TURN reusable cups at 30+ festivals and venues. 3.2 million reusable cups were distributed with an 88% return rate, resulting in 47.5 metric tons of CO2e savings. TURN cups are expanding to more festivals and venues in 2024.
•Homeboy Industries: In 2023, Live Nation expanded our partnership with LA-based social enterprise Homeboy to collect, refurbish, and re-sell old electronics and production gear (e.g., sound, audio, video, and lighting gear) from across our venues. Revenue generated from the resold gear is reinvested into Homeboy’s mission that provides rehabilitation and re-entry support to formerly gang-involved and previously-incarcerated people, while preventing electronic waste and pollution from our events. The program resulted in over 73,600 pounds of waste diverted from landfills.
•Spark Arena: Switched to 100% compostable serve ware for public events, replacing all single-use cups and hot food packaging with plant-based alternatives that are turned into quality compost in just three months. To date, the program has saved 2.2 million plastic items from landfills.
Supporting the Wellness of our Employees and Fans
Our core value with our employees is “Taking Care of our Own,” which means our top priority is making sure that every employee can rely on us to go above just providing standard compensation and benefits by offering assistance for a range of planned and unplanned situations. We also ensure that our employees have direct access to senior executives to raise concerns and share ideas. Our programs are structured under eight core pillars, designed to support key life moments:
•Taking Care of Yourself: To enhance overall happiness and wellness, we offer flexible vacation time, free ticket perks, in-house and on-demand virtual meditation sessions, crisis support, crowdfunding networks, and more. In 2023, we launched Sober Nation, providing sobriety and recovery support for our employees and community events that help destigmatize addiction and recovery in the industry.
•Taking Care of Your Health: Beyond a full suite of medical, dental, and vision benefits, we provide access to virtual doctor’s appointments.
•Taking Care of Your Mental Health: In 2023, we enhanced our mental well-being offerings for staff—increasing the amount of free virtual mental health coaching or therapy sessions, plus group support sessions, 24/7 counselor support line, and both in-person and virtual meditation and yoga sessions.
•Taking Care of Your Family: We provide assistance with fertility needs such as egg-freezing, egg-donation, and IVF, as well as adoption or surrogacy, primary caregiver leave for new parents, sick leave to care for loved ones, and leave for bereavement or end-of-life care.
•Taking Care of Your Career: We offer many different career advancement opportunities, including leadership workshops for mid-career employees, recognition for successful patent applications, live and on-demand training, and tuition reimbursement to further an ongoing education. In 2023, we launched School of Live and announced a new Los Angeles campus for career development opportunities, expanding upon existing career development programs.
•Taking Care of Your Wealth: To support long-term financial goals, we traditionally provide 401(k) or pension matching, a stock reimbursement program, and student loan repayment assistance.
•Taking Care of Our Own: During life’s most difficult moments, we offer employees financial support to help them through a variety of crises, including unexpected deaths, natural disasters, and escaping domestic violence.
•Taking Care of Others: In order to empower our employees to get involved in causes that are meaningful to them, we provide paid time off for them to volunteer in their local communities.
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Over the last fifteen years, Live Nation Entertainment has hosted nearly one billion fans at our events. As such, we want to ensure that we are doing our part to prioritize the wellness and safety of our fans while putting on these events, including:
•Security Planning: We work with local authorities and experts to develop site-specific security plans for each of our owned or operated events. Additionally, we are investing in the development of technology in support of crowd safety management.
•Narcan Training + Harm Reduction: To help combat the drug epidemic across the United States, Insomniac formed a partnership with End Overdose, a non-profit that focuses on naloxone training and harm reduction. This partnership helps provide educational resources and safety supplies at Insomniac festivals, and also allows attendees to bring in Narcan out of precaution. In 2023, End Overdose trained 750+ venue staff and 4,400+ ground control personnel on how to administer Narcan. We plan on expanding this partnership in 2024 to cover our US venues.
Representing our Artists and Fans
We are continually striving towards providing viewpoints as diverse as the fans and artists that we serve, with an aim to represent people across race, ethnicity, gender, sexual orientation, disability, and other underrepresented groups. Programs key to this mission include:
•Promotion and Pay: Ongoing reviews of positions and compensation with the goal of ensuring that all employees across Live Nation are paid appropriately and provided with promotion opportunities, regardless of individual demographics. In 2023, we promoted 1000+ of our full-time staff, and additionally elevated club staff to a $20 minimum wage to recognize those working to support developing artists behind the scenes.
•Employee Resource Groups: Our seven employee-led groups with executive leaders as sponsors provide programs that focus on empowering all groups within our employee base through career development, networking, talent development, advocacy, non-profit support, and community outreach.
•Inclusion Aspirational Goals: We remain committed to removing barriers that prevent making continuous progress toward our culture of inclusion and representation. Our efforts towards inclusion and belonging, including effective outreach, thus far have resulted in increasing overall representation at all levels of the business.
•Live Nation Women Fund: An early-stage investment fund we have created focused on female-led live music businesses.
•Industry Engagement: In 2023, we further demonstrated our commitment to diversity and inclusion by joining the efforts of “Diversify the Stage” and signing their pledge to provide greater access to equitable opportunities for underrepresented groups in the live music, events, and touring industries. We have also partnered with the Black Music Action Coalition (BMAC) to create a music business intensive course and paid internship program to train the next generation of diverse industry newcomers with the technical skills required to succeed in careers in the live industry.
Our efforts around diversity, equity, and inclusion have also gained us recognition on Forbes’ Best Employers for Diversity List (2019, 2021-23), Forbes’ World’s Top Companies for Women (2023), Forbes’ America’s Best Employers for Women (2022-23), Forbes’ Best Employers for New Grads (2022-23), and Newsweek’s Americas Greatest Workplaces for Diversity List (2023-24), National List (2023), and Women List (2024). We have also earned a Best Places to Work for LGBTQ+ Equality designation by receiving high scores on the Human Rights Campaign Foundation’s Corporate Equality Index (2019-23).
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Supporting the Community
As we bring concerts to life in thousands of cities across the globe, we want to ensure we are doing our part to care for the communities and populations we interact with. Some key programs include:
•Investing in Artists and Crew: In 2023, our On The Road Again program supported over 3,000 developing club artists by providing $1,500 in gas and travel cash per show to all headliners and support acts, on top of nightly performance compensation. Additionally, these clubs will charge no merchandise selling fees, so artists keep 100% of merch profits. Through the program, we also donated an additional $5 Million to the Crew Nation fund.
•Venue Utilization: Our venues support the community in a number of ways, by hosting blood drives, donation drives, and other events.
•Vet Tix: Live Nation is honored to be the top donor to the Veteran Tickets Foundation, gifting over 3 million tickets since inception to the organization to help military veterans, first responders, and their families enjoy free live music.
•Music Forward Foundation: An independent nonprofit dedicated to serving underprivileged youth, we work with Music Forward to provide scholarships and other resources to help develop the next generation of music industry leaders. The foundation has reached 31,000 youths across 46 states, with 72% of people served being youth of color and 55% being young women. In 2023, it landed 110 paid placements for emerging professionals and artists while working with some of our most vulnerable youth in juvenile detention facilities. Additionally, it became recognized as a Registered Apprenticeship Partner (RAP) by launching the first-ever federally recognized apprenticeships in music and live entertainment.
•Crew Nation: In 2023, we donated $5M to Crew Nation to provide crisis support to crew members in need. Since the fund’s inception in 2020, we have contributed $15M.
•Global Citizen: We partner with Global Citizen to produce music festivals in order to further their movement to encourage citizens to use their collective voice to end extreme poverty by 2030. In 2023, we helped to produce Global Citizen Live, which helped raise $240 million in funding for agricultural development. We also helped produce Power our Planet, which called on global leaders for a New Global Financial Pact to take action to tackle the global climate and debt crises.
•SoLa Impact Partnership: In 2023, Live Nation contributed $4.5 million to SoLa Impact’s affiliated foundation, the SoLa Foundation, to fund the build-out and operation of SoLa’s second state-of-the-art technology center, which will provide free entertainment, technology education, and workforce training in the Crenshaw and Leimert Park communities of Los Angeles. Live Nation and the SoLa Foundation will continue to partner to provide technology and entertainment career education access to more than 1,000 students annually, with a long-term goal to close the access gap and inspire future generations to pursue meaningful careers in entertainment, science, technology, engineering, arts, and math (STEAM) fields. The center will also be a space for cultural, economic, and civic events for the wider community.
Supporting Ethics and Compliance
One of the cornerstones of our organization has continued to be ensuring we create and maintain an ethical, equal, and fair business environment. We have worked to protect and respect our stakeholders, internally and externally, with this goal in mind. As the global regulatory landscape continues to change, we are consistently tracking and updating our actions and policies to stay ahead of this cause in multiple aspects of our business, such as:
•Supply Chain and Partnerships: We have updated our third party and supply chain programs by creating policies that address evolving global regulations and updating our training programs accordingly. We have also enhanced our supply chain intake process to address our most critical rules and corporate responsibilities before a partnership is approved.
•Human Rights: We continue to improve our awareness training and signage to help staff in identifying modern slavery risk at live events. We work to respect human rights in our business operations, including our supply chain and partners, and have created policies to make clear that we are a zero-tolerance company when it comes to human rights violations.
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•Prioritizing Accessibility: We have gathered major internal stakeholders to join our Accessibility Steering Committee. This committee is dedicated to prioritizing accessibility and inclusive access across the company, including at events and on our company websites.
Supporting Information Security & Privacy
Live Nation Entertainment is committed to ensuring the security and protection of the personal information that we process, and to providing a compliant and consistent approach to data protection. We have a robust and effective Global Privacy Framework in place which complies with applicable data protection laws and abides by the data protection principles enshrined in those laws.
•Global Privacy Framework: Our Framework is managed by a Chief Privacy Officer and a Group Data Protection Officer globally, with regional Data Protection Officers in the Americas, EMEA, and APAC, supported by a dedicated team of privacy professionals, as well as a network of privacy champions across the business in each local market.
•Policies & Procedures: Our Framework is supported by data protection policies and procedures, which embeds our requirements on topics including data protection, subject rights, data retention and erasure, and third-party transfers and disclosures. These policies and procedures are reviewed on an annual basis and supported by a regular training program.
•Data Sharing & Data Transfers: As a global group of companies, we rely on shared services, some of which are located in other countries. To provide our fans with a seamless experience, personal information can be transferred between the entities in our group or to third parties outside of the country in question. When transferring personal information in this way, our commitment is that the level of protection must not diminish, enforced through our processes and contracting standards.
•Customer Rights & Queries: Our Framework is built to protect and respect fan privacy, and a core part of all privacy legislation is the rights and freedoms of the individual, as well as their avenues for redress. Where local law affords fans rights over their personal information, we clearly outline these rights in our privacy policy including access, erasure, rectification, restriction, and rights in relation to automated decision-making. We have processes to ensure that all queries and rights are fed into a global help desk staffed by a dedicated privacy team.
•Response: We have detection technologies as well as a Cyber Security Incident Response team (CSIRT) that immediately investigate, triage, and escalate any potential breaches of security. This is supported by a notification process to alert any stakeholders (such as internal stakeholders, clients, regulators, and customers) where applicable.
Our Information Security program is informed by several industry-standard guidelines, such as NIST, PCI DSS, and SOC 1 & 2. Our program is structured around the five core NIST pillars:
•Identify: Documenting our systems in our asset management tool, implementation of secure digital deletion processes, proactive pentesting, and supporting change control processes with Live Nation’s Secure System Development Lifecycle (SSDLC) and third-party vendor due diligence. Any vulnerabilities we identify are resolved through our vulnerability management processes.
•Protect: Our access processes ensure appropriate background checks on staff are conducted, implement password standards, and require authentication methods prior to any system access. They also require appropriate data segmentation and access granted to the principle of least privilege. Annual security training is provided to our staff, as well as regular phishing campaigns and breach response tabletop exercises. We also produce standards on topics such as encryption, cloud security, endpoint protection, and software and system patching.
•Detect: Our cyber defenses leverage industry-leading threat intelligence and detection technologies, such as our security information and event management, intrusion detection & prevention, and endpoint detection and response technologies. The team is based across the globe, allowing for monitoring in all time zones.
•Respond: Our Cyber Security Incident Response team handles the response to any suspicious or actual incidents. Supported by an Incident Response Committee chaired by our Chief Information Security & Privacy Officer, our processes ensure a timely mobilization and response.
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•Recover: Our security-focused business continuity (BC) and disaster recovery (DR) plans include guidance on recovering disrupted business processes so that the organization can resume normal business operations as quickly as possible. BC plans may also trigger DR plans to recover and restore disrupted Information Technology and Technology infrastructure elements that enable critical business processes. These two plans can operate independently or in alignment with each other.
The program is underpinned by policies and procedures covering the requirements from these pillars, such as Cyber Risk Management, Identity & Access Management, Breach Response, and Data Classification.

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ADDITIONAL INFORMATION
Other Matters
Other than as set forth above, the board of directors is not aware of any other business that may be brought before the 2024 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Mr. Berchtold, to vote on such matters in accordance with their best judgment.
An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 22, 2024, is available free of charge in the SEC Filings section of our website at investors.livenationentertainment.com/sec-filings. A paper copy of the Form 10-K may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. Based on company records and other information, Live Nation believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2023 and prior years, except that a gift transaction pursuant to which director James Kahan gifted shares to a family trust (which resulted in such shares being reported as indirectly owned by him instead of directly owned, with no shares actually sold) was inadvertently not reported on a timely basis due to a change in SEC rules requiring gift transactions to be reported within two business days, as opposed to being eligible for year-end reporting on Form 5. Such gift of shares occurred on November 13, 2003 and was not reported on a Form 4 until December 8, 2024.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of proxy materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.
To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.
Stockholder Proposals for the 2025 Annual Meeting
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy materials for our 2025 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 30, 2024 and (ii) comply with all applicable SEC rules and regulations,
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including Rule 14a-8 of the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2024 proxy materials.
Alternatively, under our bylaws, a stockholder may bring a proposal before our 2025 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 13, 2024 and no later than March 15, 2024 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2025 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
Proposals should be addressed to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Nomination of Directors for the 2025 Annual Meeting
You may propose a director nominee for consideration at the next annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than November 30, 2024 and no later than December 30, 2024, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 29, 2024

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Annex A

LIVE NATION ENTERTAINMENT, INC.
2005 STOCK INCENTIVE PLAN,
AMENDED AND RESTATED AS OF MARCH 21, 2024

1. Purpose. The purpose of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, Amended and Restated as of March 21, 2024 (the “Plan”), is to facilitate the ability of Live Nation Entertainment, Inc., a Delaware corporation (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. Awards made under the Plan may take the form of options to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”) granted pursuant to Section 5, director shares issued pursuant to Section 6, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 8, other types of stock-based awards made pursuant to Section 9, and/or performance-based awards made pursuant to Section 10.
2. Administration.
2.1 The Committee. The Plan will be administered by the compensation committee (the “Committee”) of the Company’s board of directors (the “Board”), except the entire board will have sole authority for granting and administering awards to non-employee directors.
2.2 Responsibility and Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the Committee deems appropriate in connection with the proper administration of the Plan.
2.3 Delegation of Authority by Committee. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the Committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.
2.4 Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question arising under the Plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.
2.5 Indemnification. The Company shall indemnify and hold harmless each member of the Board of the Committee or of any subcommittee appointed by the Board or the Committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the Plan or to whom a Plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
3. Limitations on Company Stock Awards Under the Plan.
3.1 Aggregate Share Limitation. Subject to adjustments required or permitted by the Plan, the Company may issue a total of thirty-eight million nine hundred thousand (38,900,000) shares of Common Stock under the Plan. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the Plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.
3.2 Individual Employee Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to Section 7, the maximum aggregate number of shares of Common Stock with respect to one or more awards that may be granted to any one person during any calendar year shall be five million (5,000,000) and the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash shall be $15,000,000.
4. Eligibility to Receive Awards. Awards may be granted under the Plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the Plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.
5. Stock Option Awards.
5.1 General. Stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.
5.2 Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the Plan, unless determined otherwise by the Committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded.
5.3 Limitation on Repricing of Options. Except for adjustments made in accordance with Section 11, the repricing of stock options granted under the Plan is prohibited in the absence of stockholder approval.
5.4 Maximum Duration. Unless sooner terminated in accordance with its terms, an option granted under the Plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.
5.5 Effect of Termination of Employment or Service. The Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the Committee deems appropriate on a grant-by-grant basis. For purposes of the Plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.
5.6 Method of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.
5.7 Non-Transferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.
5.8 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.
6. Director Shares.
6.1 The Committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the Committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the Committee or the Board may require.
6.2 The Company shall issue Director Shares on the first trading day of each calendar quarter to all directors on that trading day except any director whose retainer is to be paid entirely in cash. The number of Director Shares issuable to a director on the relevant trading date shall equal:
[ % multiplied by (R/4) ] divided by P
WHERE:

% =	the percentage of the director’s retainer that is payable in shares;
R =	the director’s retainer for the applicable calendar year; and
P =	the closing price, as quoted on the principal exchange on which shares are traded, on the date of issuance.
Director Shares shall not include any fractional shares. Fractions shall be rounded to the nearest whole share.
7. Stock Appreciation Rights.
7.1 General. The Committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, including, as applicable, Section 5 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—

X =	the number of whole shares of Common Stock as to which the SAR is being exercised, and
Y =	the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the Committee may prescribe at the time the SAR is granted).

7.2 Tandem SARs. An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the Committee may determine) and, unless the Committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.
7.3 Method of Exercise. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The Committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.
7.4 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.
8. Restricted Stock and Deferred Stock Awards.
8.1 General. Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the Committee, acting in its discretion in accordance with the Plan, may determine.
8.2 Minimum Purchase Price. Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.
8.3 Issuance of Restricted Stock. Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.
8.4 Stock Certificates for Vested Stock. The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.
8.5 Rights as a Stockholder. Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock shall generally have the rights of a holder of Common Stock of the Company as if the shares subject to the restricted stock award were fully vested, provided, however, that notwithstanding the foregoing, shares covered by restricted stock awards shall carry no dividend rights prior to the vesting of such shares, and the holder of a restricted stock award shall, with respect to unvested shares or restricted stock, have no right to payment, accrual, crediting or otherwise with regard to dividends declared or paid by the Company prior to the vesting of the applicable shares. Once vested, shares covered by a restricted stock award shall entitle their holder to the same dividend rights as other shares of Common Stock generally. The holder of a deferred stock award shall have no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the Committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.
8.6 Nontransferability. Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.
8.7 Termination of Service Before Vesting; Forfeiture. Unless the Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.
9. Other Equity-Based Awards. The Committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Notwithstanding anything to the contrary herein, amounts payable in respect of any dividend equivalent rights granted in tandem with any other award hereunder shall be subject to the same vesting conditions as apply to the applicable shares underlying such tandem award, and shall only be paid out to the holder of such tandem award to the extent that (and as and when) the applicable shares underlying such tandem award vest in accordance with their terms. Awards made pursuant to this section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.
10. Performance Awards.
10.1 General. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards under the Plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this section.
10.2 Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):

(i)	earnings per share, per share growth or adjusted earnings per share,
(ii)	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,
(iii)	Gross or net profit or operating margin,
(iv)	net earnings,
(v)	return on equity or assets,
(vi)	gross or net sales or revenues or revenue growth,
(vii)	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

(viii)	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(ix)	market share or market penetration,
(x)	net income (either before or after taxes) or adjusted net income,
(xi)	operating earnings or profit,
(xii)	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,
(xiii)	return on capital,
(xiv)	return on sales,
(xv)	costs or cost savings,
(xvi)	funds from operations,
(xvii)	expenses,
(xviii)	working capital,
(xix)	implementation, completion or the achievement of milestones with respect to critical projects,
(xx)	economic value,
(xxi)	customer or client retention,
(xxii)	sales-related goals,
(xxiii)	cash available for distribution,
(xxiv)	achievement of operational goals or metrics,
(xxv)	attainment of Company, divisional or departmental budgets,
(xxvi)	improvements in attainment of expense levels, or
(xxvii)	any combination of the foregoing.
The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
10.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this section will be subject to the individual limitations set forth in section 3.2.
11. Capital Changes, Reorganization or Sale of the Company.
11.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the Plan and an award. For the avoidance of doubt, no adjustments will be required or made under this section in respect of the spin-off of the Company by Clear Channel Communications, Inc.
11.2 Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s Board, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s Board determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’s Board, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated. Without limiting any other provision of the Plan, except to the extent otherwise expressly provided under the terms of an applicable award agreement or under the terms of any other written agreement between the recipient and the Company, if a recipient’s employment is terminated by the Company without Cause, upon or within twelve (12) months following an Exchange Transaction, then all outstanding awards then-held by such recipient shall vest in full as of the recipient’s employment termination date.
11.3 Definition of Exchange Transaction. For purposes of the Plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
11.4 Definition of Cause. For purposes of the Plan and all awards hereunder, the term “Cause” means, in respect of an award recipient, either (a) the definition of “Cause” contained in the recipient’s applicable award agreement or if none, in an effective, written service or employment agreement between the recipient and the Company or a subsidiary; or (b) if no such agreement exists or such agreement does not define Cause (or a term of similar import), then Cause shall mean (i) continued or repeated non-performance by the recipient of the recipient’s duties hereunder (other than by reason of the recipient’s physical or mental illness, incapacity or disability); (ii) the recipient’s refusal or failure to follow lawful directives from the Company; (iii) commission by the recipient of a felony or other crime involving moral turpitude or other conduct by the recipient that, as determined in the sole discretion of the Company, has resulted in, or could reasonably be expected to result in, material injury to the reputation or financial condition of the Company, including, without limitation, commission of a theft, fraud or embezzlement; (iv) a breach by the recipient of any provision of the Plan, any award agreement or any other written agreement between the Company or any of its affiliates and the recipient; (v) an act or omission by the recipient constituting a material act of misconduct in connection with the performance of the recipient’s duties hereunder, including, without limitation, any violation of the Company’s policy on sexual harassment or discrimination, or any misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (vi) any other act of misconduct as determined in the sole discretion of the Company; or (vii) a violation by the recipient of the Company’s employment policies, including, without limitation, those set forth in the Company’s Employee Handbook, or the Company’s Code of Business Conduct and Ethics or Proprietary

Agreement. The recipient will be given written notice and ten (10) days’ notice to cure any of the Cause provisions set forth in sections (i), (ii), (iv), (vi) and (vii) above, if such violation is susceptible to cure as determined by the Company in its reasonable discretion.
11.5 Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.
11.6 Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
12. Termination and Amendment of the Plan. The Board of the Company may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:
(a) no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the Plan; and
(b) to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.
(c) Limitation of Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.
13. Miscellaneous.
13.1 Governing Law. The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.
13.2 Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.
13.3 Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
13.4 Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
13.5 Decisions and Determinations Final. All decisions and determinations made by the Company’s Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.
13.6 Withholding of Taxes. As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the Plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the

Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.
13.7 Disqualifying Disposition. If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.
13.8 Effective Date. The Plan, as amended and restated, shall become effective on the date it is approved by the stockholders of the Company in accordance with the Company’s bylaws, articles of incorporation and applicable state law within twelve (12) months of the date the Plan is adopted by the Company’s Board (the “Effective Date”).
13.9 Claw-back Provisions. All awards granted under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a person upon any receipt or exercise of any such award or upon the receipt or sale of any shares of Common Stock underlying such award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other claw-back policy adopted to comply with applicable laws, as and to the extent set forth in such claw-back policy or the applicable award agreement.
14. Term of the Plan. Unless sooner terminated, the Plan, as amended and restated, shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.

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Live Nation Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 19, 2024

Thursday, June 13, 2024 9:00 AM, Pacific Time

9348 Civic Center Drive, Beverly Hills, California 90210

Internet:
www.proxypush.com/LYV
- Cast your vote online
- **Have your Proxy Card ready**
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Phone:
1-866-229-2463
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Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Pacific Time, June 13, 2024.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael Rapino and Joe Berchtold (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Live Nation Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Live Nation Entertainment, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. To elect the eleven director nominees identified in the accompanying proxy statement to hold office until the 2025 Annual Meeting of Stockholders;	FOR	AGAINST	ABSTAIN	
1.01 Maverick Carter	☐	☐	☐	FOR
1.02 Ping Fu	☐	☐	☐	FOR
1.03 Jeffrey T. Hinson	☐	☐	☐	FOR
1.04 Chad Hollingsworth	☐	☐	☐	FOR
1.05 James Iovine	☐	☐	☐	FOR
1.06 James S. Kahan	☐	☐	☐	FOR
1.07 Gregory B. Maffei	☐	☐	☐	FOR
1.08 Randall T. Mays	☐	☐	☐	FOR
1.09 Richard A. Paul	☐	☐	☐	FOR
1.10 Michael Rapino	☐	☐	☐	FOR
1.11 Latriece Watkins	☐	☐	☐	FOR
	FOR	AGAINST	ABSTAIN	
2. To adopt the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024;	☐	☐	☐	FOR
3. To hold an advisory vote on the company's executive compensation;	☐	☐	☐	FOR
4. To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for the 2024 fiscal year; and	☐	☐	☐	FOR
5. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.				

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